UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Mammoth Energy Services, Inc.

(Name of Registrant as Specified In Its Charter)

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14201 Caliber Drive Suite 300
Oklahoma City, Oklahoma

NOTICE OF 2026 ANNUAL STOCKHOLDERS MEETING and PROXY STATEMENT Thursday June 25, 2026 10:00 a.m. local time 14201 Caliber Drive Suite 300 Oklahoma City, Oklahoma 73134
May 15, 2026

Dear Mammoth Energy Services, Inc. Stockholder:

On behalf of your board of directors and management, you are cordially invited to attend the Annual Meeting of Stockholders to be held at 14201 Caliber Drive Suite 300, Oklahoma City, OK 73134 on Wednesday, June 25, 2026, at 10:00 a.m. local time.

It is important that your shares be represented at the meeting. Whether or not you plan to attend the meeting, we urge you to grant your proxy to vote your shares through the Internet by following the instructions included in the Notice of Internet Availability of Proxy Materials that you received or, if you requested to receive a paper copy of the proxy card, by telephone, through the Internet or by marking, dating, signing and returning the proxy card in the envelope provided following the instructions included in the proxy card. Please note that submitting a proxy will not prevent you from attending the meeting and voting at the annual meeting. Please note, however, if a broker or other nominee holds your shares of record and you wish to vote at the annual meeting, you must obtain from that registered holder a proxy in your name and bring that proxy to the annual meeting.

You will find information regarding the matters to be voted on at the annual meeting in the proxy statement. Your interest in Mammoth Energy Services, Inc. is appreciated. We look forward to your vote at the annual meeting to be held on June 25, 2026.

Sincerely,

/s/ Arthur Amron
Chairman of the Board

Mammoth Energy Services, Inc.
14201 Caliber Drive Suite 300
Oklahoma City, Oklahoma

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 25, 2026

To the Stockholders of Mammoth Energy Services, Inc.:
The Annual Meeting of Stockholders of Mammoth Energy Services, Inc. will be held on June 25, 2026 at 10:00 a.m., local time, at 14201 Caliber Drive Suite 300, Oklahoma City, OK 73134, for the following purposes:
1.To elect six directors to serve until the Company’s 2027 Annual Meeting of Stockholders;
2.To hold an advisory vote on the Company’s executive compensation;
3.To hold an advisory vote on the frequency of holding an advisory vote on the Company’s executive compensation;
4.To ratify the appointment of Carr, Riggs & Ingram, L.L.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026; and
5.To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.
Your vote is important. Please carefully consider the proposals and vote in one of these ways:

•Follow the instructions on the Notice of Internet Availability of Proxy Materials or the proxy card to vote through the Internet or by telephone;
•If you request to receive a paper copy of our proxy materials, mark, sign, date and promptly return the proxy card in the postage-paid envelope or follow the instructions on the proxy card to vote through the Internet or by telephone; or
•Attend in person and submit a ballot at the Annual Meeting.
Only stockholders of record at the close of business on May 5, 2026 or their proxy holders may vote at the meeting.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 25, 2026. This proxy statement and the Company’s Annual Report on Form 10-K are available at www.investorvote.com/TUSK.

                                    By Order of the Board of Directors,
                                    /s/ Mark Layton
                                    Chief Financial Officer and Secretary

The Notice of Internet Availability of Proxy Materials is first being mailed to stockholders on or about May 15, 2026.

Mammoth Energy Services, Inc.
14201 Caliber Drive Suite 300
Oklahoma City, Oklahoma

PROXY STATEMENT

About the Annual Meeting
Who is soliciting my vote?
The board of directors (the “Board”) of Mammoth Energy Services, Inc., which we refer to as “Mammoth,” the “Company” and “we” in this proxy statement, is soliciting your vote at the 2026 Annual Meeting of Stockholders (the “Annual Meeting”).
What am I voting on?
You are voting on:
•The election of directors (see Proposal 1 beginning on page 5);

•The approval, on an advisory basis, the compensation paid to the Company’s named executive officers as reported in this proxy statement (see Proposal 2 on page 30);

•The approval, on an advisory basis, the frequency of holding an advisory vote on the compensation paid to the Company’s named executive officers at an interval of “every year”, “every two years” or “every three years” (see Proposal 3 on page 31);

•The ratification of Carr, Riggs & Ingram, L.L.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2026 (see Proposal 4 beginning on page 32); and

•Any other business properly coming before the meeting.

How does the Board recommend that I vote my shares?
The Board’s recommendation can be found with the description of each item in this proxy statement. In summary, the Board recommends a vote:
•FOR the proposal to elect nominated directors;

•FOR the proposal to approve, on an advisory basis, the compensation paid to the Company’s named executive officers as reported in this proxy statement (see page 30);

•FOR holding an advisory vote on the compensation paid to the Company’s named executive officers at an interval of “every year” (see page 31); and

•FOR the proposal to ratify Carr, Riggs & Ingram, L.L.C. as the Company’s independent registered public accounting firm for 2026.

Who is entitled to vote?
You may vote if you were the record owner of our common stock as of the close of business on May 5, 2026. Each share of common stock is entitled to one vote. As of May 5, 2026, we had 48,170,647 shares of common stock outstanding and entitled to vote. There is no cumulative voting.
How many votes must be present to hold the meeting?
Your shares are counted as present at the Annual Meeting if you attend the meeting and vote in person or if you properly grant your proxy by telephone, Internet or mail. In order for us to hold our meeting, holders of a majority of the voting power of our outstanding shares of common stock as of the close of business on May 5, 2026 must be present in person or by proxy at the meeting. This is referred to as a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting.
What is a broker non-vote?
If a broker does not have discretion to vote shares held in street name on a particular proposal and does not receive instructions from the beneficial owner on how to vote those shares, the broker may not vote on that proposal. This is known as a broker non-vote. No broker may vote your shares without your specific instructions on any of the proposals to be considered at the Annual Meeting other than the ratification of our independent registered public accounting firm.

How many votes are needed to approve each of the proposals?
Under our amended bylaws, stockholders elect our directors by a majority vote in an uncontested election (one in which the number of nominees is the same as the number of directors to be elected) and by a plurality vote in a contested election (one in which the number of nominees exceeds the number of directors to be elected). Because this year’s election is an uncontested election, each director nominee receiving a majority of votes cast will be elected (the number of shares voted “FOR” a director nominee must exceed the number of shares voted “AGAINST” that nominee). Unless you indicate otherwise, the persons named as your proxies will vote your shares FOR all the nominees for director named in Proposal 1.
Proposals 2 and 4 require the affirmative “FOR” vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote thereon.
With respect to Proposal 3 to approve, on an advisory basis, the frequency of holding an advisory vote on the Company’s executive compensation, stockholders will be able to choose among four options, namely whether future stockholder votes to approve executive compensation should occur every year, every two years or every three years, or whether the stockholder abstains from voting. The affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote thereon, in favor of one of the voting options contemplated in Proposal 3 is required to approve, on an advisory basis, Proposal 3. If one of the voting options is not adopted by the required vote of the stockholders, our Board will evaluate the votes cast for each of the voting options and will deem the voting option receiving the greatest number of votes to be the voting option approved by the stockholders.

Only votes “FOR” or “AGAINST” these proposals will be counted as votes cast and abstentions and broker non-votes will not be counted for voting purposes, except with respect to the proposal to ratify our independent registered public accounting firm, where broker non-votes will be counted.

How do I vote?
You can vote either in person at the meeting or by proxy without attending the meeting.
To vote by proxy, you may vote through the Internet or by telephone by following the instructions included in the Notice of Internet Availability, or, if you requested to receive a paper copy of the proxy card, you may vote by telephone, through the Internet or by returning a signed, dated and marked proxy card following the instructions included in the proxy card.
Even if you plan to attend the meeting, we encourage you to vote your shares by proxy. If you plan to vote in person at the Annual Meeting, and you hold your stock in street name, you must obtain a proxy from your broker and bring that proxy to the meeting.
In the election of directors contemplated by Proposal 1, you may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to each nominee. For Proposals 2 and 4, you may vote “FOR,” “AGAINST” or “ABSTAIN.” To approve, on an advisory basis, the frequency of holding an advisory vote on the Company’s executive compensation contemplated by Proposal 3, you may vote in favor of holding such advisory vote every year, every two years or every three years or may “ABSTAIN” from the vote.
Can I change my vote?
Yes. You can change or revoke your vote by:
•Voting by telephone or Internet, as applicable, at a later date, but prior to the deadline specified in the Notice of Internet Availability or the proxy card;
•If you requested to receive a paper copy of the proxy card, returning to us a completed proxy card properly signed and bearing a later date prior to the Annual Meeting date;
•Sending our Corporate Secretary a written document revoking your earlier proxy prior to the Annual Meeting date; or
•Voting again at the meeting at any time before the polls close at the Annual Meeting.
However, if your shares are held in street name by a broker or other nominee, you must contact your broker or such other nominee to revoke your proxy.
Who counts the votes?
We have hired Computershare Trust Company, N.A., our transfer agent, to count the votes represented by proxies cast by telephone, Internet, mail or ballot. Employees of Computershare Trust Company, N.A. will act as inspectors of election.

Will my shares be voted if I don’t provide my proxy and don’t attend the Annual Meeting?
If you do not provide a proxy or vote your shares held in your name, your shares will not be voted.
If you hold your shares in street name, your broker may be able to vote your shares for certain “routine” matters even if you do not provide the broker with voting instructions. The ratification of Carr, Riggs & Ingram, L.L.C. as our independent registered public accounting firm for 2026 is considered routine. For matters not considered “routine,” if you do not give your broker instructions on how to vote your shares, the broker may not vote on that proposal. This is a broker non-vote.
The proposals to elect directors and to approve, on an advisory basis, the Company’s executive compensation and to approve, on an advisory basis, the frequency of holding an advisory vote on the Company’s executive compensation are not considered routine. As a result, no broker may vote your shares on these proposals without your specific instructions.
What if I submit my proxy but don’t indicate my vote on the proposals?
If you submit a proxy by telephone or Internet, as applicable, or if you request a paper copy of our proxy materials and return a signed proxy card by mail, in each case without indicating your vote, your shares will be voted:
•FOR the proposal to elect nominated directors;

•FOR the proposal to approve, on an advisory basis, the compensation paid to the Company’s named executive officers as reported in this proxy statement;

•FOR approving, on an advisory basis, of holding an advisory vote on the Company’s executive compensation every year;

•FOR the proposal to ratify Carr, Riggs & Ingram, L.L.C. as the Company’s independent registered public accounting firm for 2026; and

•in the discretion of the proxy holder on any other business that properly comes before the Annual Meeting or any adjournment or postponement thereof.

Could other matters be decided at the Annual Meeting?
We are not aware of any other matters that will be considered at the Annual Meeting. If any other matters arise at the Annual Meeting, the persons named in your proxies will vote in accordance with their best judgment.
Who can attend the meeting?
The Annual Meeting is open to all holders of our common stock.
What do I need to bring to attend the Annual Meeting?
You will need proof of ownership of our common stock to enter the meeting. If your shares are in the name of your broker or bank or other nominee, you will need to bring evidence of your stock ownership, such as your most recent brokerage statement. All stockholders will be required to present valid picture identification. IF YOU DO NOT HAVE VALID PICTURE IDENTIFICATION AND PROOF THAT YOU OWN SHARES OF OUR STOCK, YOU MAY NOT BE ADMITTED INTO THE MEETING.
What are the directions to the Annual Meeting location?
The Annual Meeting will be held at 14201 Caliber Drive Suite 300, Oklahoma City, OK 73134. From the Will Rogers World Airport, proceed north on Highway 74 and exit on Memorial Road (East) to Quail Springs Parkway. Turn left onto Quail Springs Parkway. Continue under the turnpike, turn left onto Caliber Drive. Our office is located ahead on the left. Please note that there may be construction along this route and it is subject to detours.
How can I access the Company’s proxy materials electronically?
This proxy statement and the Company’s Annual Report on Form 10-K are available at www.investorvote.com/TUSK.
Why did I receive a Notice of Internet Availability of Proxy Materials instead of a paper copy of the proxy materials?
We are providing access to our proxy materials, including this proxy statement and our Annual Report on Form 10-K, over the Internet in accordance with the rules of the Securities and Exchange Commission, or the SEC. As a result, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of our proxy materials. Your Notice of Internet Availability of Proxy Materials contains instructions on how to access our proxy materials over the Internet, as well as instructions on how to request a paper copy of our proxy materials by mail. Our proxy materials are also available at www.investorvote.com/TUSK. The electronic distribution process via Notice of Internet Availability of Proxy Materials reduces the environmental impact and lowers the costs of printing and distributing our proxy materials.
How can I request a full set of proxy materials?
You may request, without charge, a full set of our proxy materials for one year following the annual meeting of stockholders. If a broker or other nominee holds your shares of record, you may request a full set of our proxy materials by following the instructions contained in the Notice of Internet Availability of Proxy Materials that you received.

Board of Directors Information

What is the makeup of the Board and how often are the members elected?
The Board currently consists of six members. Four of these directors, comprising the majority of the Board, meet the independence standards under the Nasdaq listing rules. An election is held annually.
What stockholder vote is required to elect our director nominees?
Our amended bylaws require that each director be elected by a majority of votes cast with respect to that director in an uncontested election (where the number of nominees is the same as the number of directors to be elected). In a contested election (where the number of nominees exceeds the number of directors to be elected), the plurality voting standard governs the election of directors. Under the plurality standard, the number of nominees equal to the number of directors to be elected who receive more votes than the other nominees are elected to the Board, regardless of whether they receive a majority of the votes cast. Whether an election is contested or not is determined as of the day before we first mail our meeting notice to stockholders. This year’s election was determined to be an uncontested election, and the majority vote standard will apply. Under our director resignation policy, each director submits an advance, contingent, irrevocable resignation that the Board may accept if the director fails to be elected through a majority vote in an uncontested election. In that situation, the nominating and corporate governance committee would make a recommendation to the Board about whether to accept or reject the resignation. The Board will act on the nominating and corporate governance committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days after the date the election results are certified. The Board will nominate for election or re-election as director, and will elect as directors to fill vacancies and new directorships, only candidates who agree to tender the form of resignation described above. If a nominee who was not already serving as a director fails to receive a majority of votes cast at the annual meeting, that the nominee will not serve on the Board unless and until elected by our stockholders.

What if a nominee is unable or unwilling to serve?

That is not expected to occur. If it does, shares represented by proxies will be voted for a substitute nominated by the Board.

How are directors compensated?

Members of the Board who are also officers or employees of the Company do not receive compensation for their services as directors.

Our non-employee directors are entitled to receive an annual retainer in the amount of $50,000, plus an additional annual payment of $10,000 for the chairperson and $5,000 for each other member of the audit committee, with such amounts paid in quarterly installments. The Company may, in its discretion, grant equity awards to non‑employee directors under our 2024 Equity Incentive Plan (the “2024 Plan”) as part of their overall compensation. The timing and amount of any equity awards are not fixed.

How often did the Board meet in 2025?

The Board held two in-person meetings and three virtual meetings during the year ended December 31, 2025. Each director attended all of the meetings of the Board and the meetings of the committees on which he served. During 2025, our non-management directors met in executive sessions four times.

Election of Directors and Director Biographies

(Item 1 on the Proxy Card)

Who are this year’s nominees?

The directors standing for election this year to hold office until the 2026 Annual Meeting of Stockholders and until each such director’s successor is elected are:

Name	Age	Position	Director Since
Arthur Amron	69	Chairman of the Board	2019
Corey Booker	50	Director	2020
Paul Jacobi	59	Director and Chief Business Officer	2020
Phil Lancaster	68	Director	2025
James Palm	81	Director	2017
Mark Plaumann	70	Director	2025

Arthur Amron
Arthur Amron, age 69, has served as a director of the Company since January 2019 and as the Chairman of the Board since June 2019. Since January 1, 2024, Mr. Amron has been a Special Limited Partner of Wexford Capital LP, an SEC-registered investment advisor. Until December 31, 2023, Mr. Amron was a Partner and the General Counsel of Wexford. He joined Wexford as General Counsel in 1994 and became a Partner in 1999. During the time he was employed by Wexford, Mr. Amron actively participated in various private equity transactions, particularly in the bankruptcy and restructuring areas, and served on the boards and creditors’ committees of a number of public and private companies in which Wexford has held investments. Mr. Amron has served on the board of directors of Nephros, Inc., a public commercial stage medical device company, since September 2007. From 1991 to 1994, Mr. Amron was an Associate at Schulte Roth & Zabel LLP, specializing in corporate and bankruptcy law and, from 1984 to 1991, Mr. Amron was an Associate at Debevoise & Plimpton LLP specializing in corporate litigation and bankruptcy law. Mr. Amron holds a J.D. from Harvard University and a B.A. in Political Theory from Colgate University and is an inactive member of the New York Bar.

We believe Mr. Amron’s legal training and extensive transactional experience, including in mergers and acquisitions, private equity investments and financing transactions, as well as his experience serving on boards of directors of other public companies qualify him for service as a member of our board of directors.

Dr. Corey Booker
Dr. Corey Booker, age 50, has served as a director of the Company since August 2020. Dr. Booker is the founder, and since November 2012 has served as the Chief Executive Officer, of Bedside LLC (formerly OnPulse, LLC), a healthcare management services company designed to improve patient health through advocacy, care coordination, communication and increased patient health literacy. In addition to his career at Bedside LLC, Dr. Booker practiced medicine as a maternal fetal specialist at Duke University Hospital from October 2012 to June 2017. Dr. Booker has served on the board of directors of HarborPath Inc., or HarborPath, a non-profit patient assistance program providing specialty pharmacy gap coverage to patients in need of high cost medication, since July 2018. At HarborPath, Dr. Booker also heads the finance committee and leads a special task force aimed at introducing the organization’s proprietary software to commercial customers. Dr. Booker holds a Doctor of Medicine degree from Creighton University where he served as a Washington Health Policy Fellow at the National Committee for Quality Assurance. Dr. Booker received a Master’s degree in Clinical Informatics from the Fuqua School of Business at Duke University.

We believe that Dr. Booker’s senior executive experience, his oversight of financial and strategic matters as a chief executive officer, and his service on the board and finance committee of a nonprofit organization qualify him to serve on our board of directors.

Paul Jacobi
Paul Jacobi, age 59, has served as a director of the Company since July 2020 and has served as the Company’s Chief Business Officer since July 2025. Since 1996, Mr. Jacobi has served in various positions at Wexford, and is currently a managing director responsible for Wexford’s private equity energy investments. From 1995 to 1996, Mr. Jacobi worked for Moody’s Investors Services as an analyst covering the investment banking and asset management industries. From 1993 to 1995, Mr. Jacobi was employed by Kidder Peabody & Co. as a senior financial analyst in the investment banking group. From 1988 to 1993, Mr. Jacobi worked for KPMG Peat Marwick as an audit manager in the financial services practice. Since July 2019, Mr. Jacobi has served as a director of Mako Mining Corp, a public gold mining, development and exploration company. Mr. Jacobi also has been a director of Grizzly Oil Sands ULC, a private oil sands development company, since December 2016. Mr. Jacobi holds a Bachelor of Science degree in accounting from Villanova University and is a Certified Public Accountant.

We believe Mr. Jacobi’s background in finance, accounting and private equity energy investments, as well as his executive management skills developed as part of his career with Wexford, its portfolio companies and other financial institutions qualify him to serve on our board of directors.

Phil Lancaster	Phil Lancaster, age 68, has served as one of our directors since July 2025. Mr. P. Lancaster currently serves as a Vice President of Peak Utility Services Group, Inc. Previously, Mr. P. Lancaster served as our Chief Executive Officer and Vice President of Corporate Development. Mr. P. Lancaster also served as interim President of Cobra Acquisitions LLC a subsidiary of the Company, and previously served as interim President of Higher Power Electrical LLC and 5 Star Electric LLC, from June 2019 to November 2019. Prior to these positions, Mr. P. Lancaster served as President of Mammoth Energy Partners LP. from 2014 to 2015, as Chief Executive Officer of Redback Energy Services LLC from 2011 to 2015 and as Chief Executive Officer of Great White Energy Services, Inc. from 2006 to 2010, each an oil field services company. From 2010 to 2011, Mr. P. Lancaster was a consultant to Wexford Capital LP in connection with energy-related investments. Mr. P. Lancaster previously served on the boards of directors of two public companies, Bronco Drilling Company, Inc., a drilling company, from August 2005 until July 2006, and Gulfport Energy Corporation, an exploration and production company, from February 2006 until August 2006. Mr. P. Lancaster received a Bachelor of Science degree from the David Lipscomb College.

We believe that Mr. P. Lancaster’s extensive executive leadership experience in the energy and infrastructure services industries, including his service as a chief executive officer of multiple operating companies and his prior service on the boards of directors of public companies, qualifies him for service as a member of our board of directors.

James Palm
James Palm, age 81, has served as a director of the Company since June 2017. Mr. Palm served as a director of Gulfport Energy Corporation, or Gulfport, from February 2006 and as Chief Executive Officer of Gulfport from December 2005, in each case until his retirement in February 2014. Prior to joining Gulfport, Mr. Palm pursued oil and gas investments primarily in Oklahoma, the Texas Panhandle and Kansas as the manager and owner of Crescent Exploration, LLC, a company he founded in 1995. Mr. Palm was previously a long-term member of the Industry Advisory Committee of the Oklahoma Corporation Commission. From October 2001 through October 2003, Mr. Palm served as the Chairman of the Oklahoma Energy Resources Board. From 1997 through 1999, Mr. Palm served as the President of the Oklahoma Independent Petroleum Association. Mr. Palm has a Lean Six Sigma Green Belt. Mr. Palm received a Bachelor of Science degree in Mechanical Engineering in 1968, and a Master’s in Business Administration in 1971, both from Oklahoma State University.

We believe that Mr. Palm’s experience in the oil and natural gas industry, as well as his prior management experience, qualifies him for service as a member of our board of directors.

Mark Plaumann	Mark Plaumann, age 70, has served as one of our directors since June 2025. Mr. Plaumann is currently a Managing Member of Greyhawke Capital Advisors LLC, or Greyhawke, which he co-founded in 1998. Prior to founding Greyhawke, Mr. Plaumann was a Senior Vice President of Wexford Capital LP. Mr. Plaumann was formerly a Managing Director of Alvarez & Marsal, Inc. and the President of American Healthcare Management, Inc. He also was Senior Manager at Ernst & Young LLP. Mr. Plaumann served as a director and audit committee chairman for ICx Technologies, Inc. from 2006 until 2010, served as a director and a member of the audit and compensation committees of Republic Airways Holdings, Inc. from 2002 until 2017 and currently serves as a director of several private entities. Mr. Plaumann currently serves as a director of Diamondback Energy, Inc. and a member of its audit committee. Mr. Plaumann served as a director, an audit committee chairman and a member of the conflicts committee of the general partner of Rhino Resource Partners LP, a coal operating company, from 2010 until 2016. Mr. Plaumann holds an M.B.A. and a B.A. in Business Administration from the University of Central Florida, where he currently serves on the Foundation Board and the Dean’s Advisory Board for the College of Business.

We believe that Mr. Plaumann’s experience in investment management, his service in senior financial and advisory roles, and his extensive public company board experience in the energy sector, including audit committee leadership, qualify him to serve on our board of directors.

What does the Board recommend?

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THESE DIRECTORS

Corporate Governance Matters and Communications with the Board

Who are our independent directors?
Independent Majority of the Board

The Board has determined that, as of the date of this proxy statement, four of our six current directors, Messrs. Amron, Booker, Palm and Plaumann, comprising the majority of the Board, meet the independence standards under the Nasdaq listing rules.

Independent Members of the Committees of the Board

Our audit committee consists of three directors, Dr. Booker, Mr. Palm and Mr. Plaumann, whom the Board has determined to be independent for purposes of serving on such committee under the Nasdaq listing rules and applicable securities laws. In addition, the Board has determined that each current member of the audit committee is financially literate under the Nasdaq listing rules and that Mr. Plaumann qualifies as the “audit committee financial expert,” as such term is defined in Item 407(d) of Regulation S‑K.

The Board has also determined that the current members of the compensation committee, Messrs. Amron, Palm and Plaumann, meet the independence requirements applicable to that committee under the Nasdaq listing rules and that each of Messrs. Amron, Palm and Plaumann qualifies as a “non‑employee director” within the meaning of Rule 16b‑3 under the Securities Exchange Act of 1934.

The Board has further determined that the current members of the nominating and corporate governance committee, Messrs. Amron, Palm and Plaumann, meet the independence requirements applicable to that committee under the Nasdaq listing rules.

Do our non-management directors meet separately without management?

Our non-management directors have the opportunity to meet in an executive session following each regularly scheduled meeting of the Board. Our non-management directors met in an executive session on four occasions in 2025.

How can I communicate with the Board?

Individuals may communicate with the Board or individual directors by writing to Corporate Secretary, Mammoth Energy Services, Inc., 14201 Caliber Drive Suite 300, Oklahoma City, Oklahoma 73134. Our Corporate Secretary will review all such correspondence and forward to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of our Corporate Secretary, relates to the functions of the Board or the compensation committee thereof or that he otherwise determines requires their attention. Directors may review a log of all such correspondence received by us and request copies. Concerns relating to accounting, internal control over financial reporting or auditing matters will be immediately brought to the attention of the chairman of the audit committee and handled in accordance with the audit committee procedures established with respect to such matters.

Do directors attend the Annual Meeting?

Recognizing that director attendance at our Annual Meeting can provide our stockholders with an opportunity to communicate with directors about issues affecting the Company, we have, in the past, encouraged our directors to attend the Annual Meeting of Stockholders, and all of our directors attended our 2025 Annual Meeting either in person or telephonically. We expect that some of our directors will attend the Annual Meeting in person. However, those of our directors who are unable to travel or otherwise attend the Annual Meeting in person will have an opportunity and intend to attend the Annual Meeting telephonically.

Insider Trading Policy

The Company has an insider trading policy and procedures governing the purchase, sale and/or other dispositions of the Company’s securities that applies to all directors, officers, employees and certain other persons. It is also the Company’s policy to take appropriate steps to comply with applicable federal and state securities laws and regulations, as well as applicable stock exchange listing standards, when the Company engages in transactions in the Company’s securities. The Company believes that its insider trading policy and procedures are reasonably designed to promote compliance with insider trading laws, rules and regulations, and listing standards applicable to the Company. A copy of the Company’s insider trading policy was filed as Exhibit 19.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 6, 2026.

Nominating Process For Directors, Director Qualifications and Review of Director Nominees

The nominating and corporate governance committee is comprised of three non-employee directors, each of whom is independent under Nasdaq listing rules. As provided by the nominating and corporate governance committee’s charter, our nominating and corporate governance committee identifies, investigates and recommends to the Board candidates with the goal of creating a balance of knowledge, experience and diversity.

Potential directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the interests of our stockholders. In addition to reviewing a candidate’s background and accomplishments, candidates for director nominees are reviewed in the context of the current composition of the Board and the evolving needs of our stockholders’ businesses. We also require that at least a majority of our directors meet the independence standards under the Nasdaq listing rules. Four out of the six directors currently serving on the Board meet these independence standards. We also require that our directors who serve on the Board’s committees meet the independence standards applicable to such committees under the Nasdaq listing rules. The Board desires to have members on the Board that reflect a range of talents, ages, skills and expertise, particularly in the areas of accounting and finance, management, leadership and energy industry sufficient to provide sound and prudent guidance with respect to our interests. Our nominating and corporate governance committee is committed to continuing improvement and seeks to create a Board composition that is diverse, balanced and aligned with the evolving needs of the Company.

We require that the members of the Board be able to dedicate the time and resources sufficient to ensure the diligent performance of their duties on our behalf, including attending all meetings of the Board and applicable committee meetings. In accordance with its charter, the nominating and corporate governance committee periodically reviews the criteria for the selection of directors to serve on the Board and recommends any proposed changes to the Board’s for approval.

The nominating and corporate governance committee will consider stockholder nominations for director candidates upon written submission of such recommendation to our Corporate Secretary along with, among other things, the nominee’s qualifications and certain biographical information regarding the nominee, such nominee’s written consent to serving as a director if elected and being named in the proxy or information statement and certain information regarding the status of the stockholder submitting the recommendation, all in the manner required by our amended bylaws and the applicable rules and regulations promulgated under the Exchange Act. Following verification of the stockholder status of persons proposing candidates, recommendations will be aggregated and considered by the Board at a regularly scheduled or special meeting. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials will be forwarded to the Board.

The nominating and corporate governance committee may also review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder. In evaluating such nominations, the Board will seek to achieve a balance of knowledge, experience and diversity on the Board. The Board uses the same criteria for evaluating candidates nominated by stockholders as it does for those proposed by current Board members, professional search firms and other persons. After completing its evaluation, the Board approves the final slate of director nominees.

The Board, based on the recommendation of the nominating and corporate governance committee, approved the director nominees submitted for election at this Annual Meeting. Each nominee brings a strong and unique background and set of skills to the Board, giving the Board as a whole competence and experience in a variety of areas, including corporate governance and Board service, executive management, oil and natural gas industry, accounting and finance and risk assessment and management. Specifically, in nominating the candidates for election at this Annual Meeting, the Board considered their qualifications, skills, professional experience, diversity and other information discussed in each of the nominees’ individual biographies set forth beginning on page 5 above and, with respect to director nominees that are identified in this proxy statement as independent under the Nasdaq listing rules and other applicable rules and regulations for purposes of serving on the Board and its committees, as applicable, any material relationships of each such director nominee with the Company and its consolidated subsidiaries and, with respect to Mr. Jacobi, his employment relationship with Wexford.

Our amended bylaws require that each director be elected by a majority of votes cast with respect to that director in an uncontested election. This year’s election was determined to be an uncontested election, and the majority vote standard will apply. Under our director resignation policy, each director submits an advance, contingent, irrevocable resignation that the Board may accept if the director fails to be elected through a majority vote in an uncontested election.

Director Leadership Structure

The positions of Chairman of the Board and executive management are separate. This structure allows the Board, led by the Chairman of the Board, to focus on its fundamental role of providing advice to and oversight of the Company’s management, while the Company’s senior executive officers collectively oversee day‑to‑day business and operations. The Chairman of the Board provides leadership to the Board and works with the Board to define its structure and activities in the fulfillment of its responsibilities. The Chairman of the Board sets Board agendas with input from other members of the Board and management, facilitates communications among and information flow to directors, has the authority to call special meetings of the Board and stockholders, and presides at meetings of the Board and the Company’s stockholders. The Chairman of the Board also provides guidance to management and the Company’s executive officers as appropriate.

We believe that our directors bring a broad range of leadership experience to the boardroom and regularly contribute to the thoughtful discussion involved in effectively overseeing the business and affairs of the Company. We believe that the atmosphere of the Board is collegial, that all Board members are well engaged in their responsibilities, and that all Board members express their views and consider the opinions expressed by other directors. Four out of the six directors currently serving on the Board are independent under the Nasdaq listing rules, and each member of our audit, compensation and nominating and corporate governance committees is independent under the applicable Nasdaq listing rules.

We believe that all of our independent directors have demonstrated leadership in business enterprises and are familiar with board processes. Our independent directors are involved in the leadership structure of the Board by serving on our audit, compensation and nominating and corporate governance committees, each of which is chaired by an independent director. Specifically, Mr. Plaumann, as chair of the audit committee, oversees the Company’s accounting and financial reporting processes and compliance with legal and regulatory requirements; Mr. Amron, as chair of the compensation committee, oversees executive compensation policies and practices; and Mr. Palm, as chair of the nominating and corporate governance committee, oversees matters relating to Board composition and corporate governance. As such, each committee chair provides independent leadership for purposes of many important functions delegated by the Board to such committee.

Board Diversity

As of May 15, 2026, the Board consisted of six directors, all of whom are male. The Company does not require directors to disclose demographic information, and any such disclosure is made on a voluntary basis.
Based on voluntary self‑identification, the Board includes directors with different racial and ethnic backgrounds, including directors who identify as African American and White. The Board considers a variety of factors when evaluating director nominees, including qualifications, experience, and the needs of the Company at the time of nomination.
Committees of the Board of Directors

The Board has an audit committee, a compensation committee and a nominating and corporate governance committee. A summary of the functions performed by these committees and their membership as of the date of this proxy statement is presented below.

Committee	Members	Principal Functions	Number of Meetings in 2025
Audit	Mark Plaumann * Corey Booker James Palm
 -Reviews and discusses with management and the independent registered public accounting firm, the integrity of our accounting policies, internal controls, financial statements, accounting and auditing processes and risk management compliance.

-Monitors and oversees our accounting, auditing and financial reporting processes generally, including the qualifications, independence and performance of the independent registered public accounting firm.

-Reviews and discusses with management the Company's major financial risk exposures, including cybersecurity risk, and the Company's risk assessment and risk management programs.

-Monitors our compliance with legal and regulatory requirements.

-Establishes procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

 -Reviews and approves related party transactions.

-Appoints, determines compensation, evaluates and terminates our independent registered public accounting firm.

-Pre-approves audit and permissible non-audit services to be performed by the independent registered public accounting firm.

-Prepares the report required by the SEC for the inclusion in our annual proxy statement.
five
Compensation	Arthur Amron * James Palm Mark Plaumann
 -Oversees and administers our executive compensation policies, plans and practices and evaluates their impact on risk and risk management.

-Discharges the board of directors’ responsibilities relating to the compensation of our named executive officers.

-Administers our equity-based compensation plans, including the grants equity awards under such plans.

-Administers our clawback policy compliant with the Nasdaq listing rules and Rule 10D-1 under the Exchange Act.

-Makes recommendations to the Board with respect to director compensation.

-Conducts annual performance evaluation of the committee.

-Reviews disclosure related to executive compensation in our proxy statement.
two
Nominating and Corporate Governance	James Palm * Arthur Amron Mark Plaumann
 -Identifies individuals qualified to become Board members and recommends to the board of directors nominees for election by stockholders at each meeting of stockholders and nominees to fill any vacancies and newly created directorships.

-Evaluates candidates for Board membership, including those recommended by stockholders.

-Reviews the criteria for the selection of new directors to serve on the Board.

-Oversees the evaluation of the Board and management of the Company.

-Reviews and makes recommendations regarding the composition and size of the Board and each of the Board’s committees.

-Recommends to the Board the chairpersons and members of each of the Board’s committees.
none
*Committee Chairperson.

The charters for our audit committee, compensation committee and nominating and corporate governance committee can be found on our website at www.mammothenergy.com under the “Corporate Governance” caption. You may also obtain copies of these charters by writing to Corporate Secretary, Mammoth Energy Services, Inc. 14201 Caliber Drive Suite 300, Oklahoma City, Oklahoma, 73134.

Board of Director’s Role in Risk Oversight

Challenges Involved in our Operations and Industry Conditions

As an integrated, growth-oriented services company with operations spanning multiple end markets, we are exposed to a variety of risks and uncertainties affecting the industries we serve. These include the aircraft industry, the U.S. oil and natural gas industry, the infrastructure industry and the natural sand proppant industry. Across these markets, our operating results are influenced by factors such as supply and demand dynamics, commodity price volatility, customer capital spending levels, regulatory and environmental requirements, weather conditions, health and safety considerations, the availability and cost of labor and equipment, adequacy of insurance coverage, and broader domestic and global economic conditions.

Demand for our products and services is largely dependent on activity levels within these industries, which are influenced by numerous factors beyond our control, including commodity price levels and expectations, infrastructure investment and maintenance spending, access to transportation and logistics networks, technological developments, geopolitical conditions, environmental regulations, and the ability of customers to access capital and financing.

Challenges We Face in Our Aircraft Business

Our aircraft businesses are subject to risks and uncertainties associated with demand for aircraft assets and the long‑lived nature of those assets. Certain aircraft types or components may become less desirable over time as newer or more efficient aircraft and technologies are introduced, or as regulatory requirements relating to noise, emissions or aircraft age evolve.

Demand for our aircraft assets is also influenced by factors outside of our control, including passenger and cargo air travel demand, airline and operator financial health, fuel costs, interest rates, general economic conditions and the availability and cost of financing. Declines in demand for particular aircraft models or components may reduce lease rates and residual values and could adversely affect our operating results and financial condition.

Challenges We Face in Our Oilfield Services Business

The oil and natural gas industry has traditionally been volatile and is influenced by a combination of long-term, short-term and cyclical trends, including the domestic and international supply and demand for oil and natural gas, current and expected future prices for oil and natural gas and the perceived stability and sustainability of those prices, production depletion rates and the resultant levels of cash flows generated and allocated by exploration and production companies to their drilling, completion and related services and products budgets. The oil and natural gas industry is also impacted by general domestic and international economic conditions, political instability in oil producing countries, government regulations (both in the United
States and elsewhere), levels of customer demand, the availability of pipeline capacity, storage capacity, shortages of equipment and materials and other conditions and factors that are beyond our control.

Demand for most of our oil and natural gas products and services depends substantially on the level of expenditures by companies in the oil and natural gas industry. The levels of capital expenditures of our customers are driven by many factors, including the prices of oil and natural gas. The conflict in the Middle East, including attacks on regional energy infrastructure, has resulted in higher oil prices and the potential for multi-year LNG constraints. These factors have resulted in improved demand for our services, which we expect to continue through the remainder of 2026. Positive trends that may contribute to increased activity will come from LNG export capacity coming online and general electricity and power demand enhancements. We will be strategically positioned to capitalize on this anticipated demand if and when it ramps up.

Challenges We Face in Our Natural Sand Proppant Services Business

Our natural sand proppant services business experienced reduced activity levels reflecting broader conditions in the oil and natural gas industry in 2025. In 2025, we reduced our exposure to this business through the sale of assets related to our natural sand proppant operations at the Piranha Proppant LLC processing plant in September 2025. In addition, we sold assets associated with our Muskie Proppant LLC natural sand proppant operations in January 2026.

Looking ahead, activity levels are expected to increase, with potential for additional incremental demand over time driven by natural gas‑related activity. The timing and extent of any such increases remain uncertain and will depend on commodity prices, customer capital spending and broader market conditions.

Challenges We Face in Our Infrastructure Services Business

Our infrastructure services business has evolved as a result of strategic actions taken in 2025, including the divestiture of our traditional energy infrastructure operations. On April 11, 2025, we sold all equity interests in our infrastructure subsidiaries 5 Star Electric, LLC, Higher Power Electrical, LLC and Python Equipment LLC, and on December 2, 2025, we completed the sale of Aquawolf LLC, which had been included in our Infrastructure segment. As a result of these transactions, our current infrastructure activities are focused primarily on the construction and maintenance of fiber networks.

The markets in which we operate are highly competitive and characterized by significant barriers to entry, including the need for technical expertise, strong safety performance, adequate financial resources and a proven track record of execution. Customers generally award work through competitive bidding processes, in which pricing is often a principal factor in selecting service providers. Accordingly, competitive conditions, pricing pressure and customer capital spending levels may affect margins and operating results.

In addition, we continue to have residual financial exposure related accounts receivable of $20.0 million owed by the Puerto Rico Electric Power Authority (“PREPA”) for services previously performed by our subsidiary, Cobra Acquisitions LLC, in connection with the restoration of PREPA’s electrical grid following Hurricane Maria. While the majority of amounts due under the applicable settlement arrangement have been received, the timing and collectability of the remaining balance remains uncertain and may continue to impact our financial condition and cash flows.

Management of Day-to-Day Business Risks

Our management, whose responsibility includes managing day-to-day business risks, continues to address operating and industry challenges and is focused on continuing to improve our operational efficiencies and cost structure and on enhancing value for our stockholders.

Role of the Board and Committees in Risk Oversight

The Board believes that full and open communication between management and the Board is essential for effective risk management and oversight. Our Chairman of the Board meets regularly with members of the Company’s senior management team, including the Chief Business Officer, Chief Financial Officer and Chief Operating Officer, to discuss strategy and risks facing the Company. Our executive officers regularly attend the Board meetings and are available to address any questions or concerns raised by the Board on risk management-related and any other matters. Other members of our management team periodically attend Board meetings or are otherwise available to confer with the Board to the extent their expertise is required to address risk management matters. Periodically, the Board receives presentations from senior management on strategic matters involving our operations. During such meetings, the Board also discusses strategies, key challenges and risks and opportunities for the company with senior management. In addition, executive management provides periodic updates to the Board on cyber security matters.

While the Board is ultimately responsible for risk oversight at the Company, our three committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. Our audit committee assists the Board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements, and discusses policies with respect to risk assessment and risk management. Our compensation committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. Our nominating and corporate governance committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure, succession planning for our directors and executive officers and corporate governance matters.

Corporate Social Responsibility

Health, Safety and Environmental Policy

We recognize that our employees are our most valuable asset and we are committed to identifying, correcting and preventing health, safety and environmental, or HSE, hazards that could adversely affect our employees, vendors, contractors, subcontractors, suppliers, customers or the general public. Additionally, we are committed to complying with the applicable regulatory HSE protection requirements and providing adequate resources to ensure the health and safety of our employees as well as the preservation of the environment.

We aim to reduce work-related incidents (and thereby injuries) and illness, to provide a healthy and safe work environment for employees for every task undertaken on behalf of the Company and to minimize our environmental impact. We are committed to fostering a safety culture, promoting health, wellness and a positive work-life balance and minimizing the environmental impact of our operations.

Cybersecurity

Our cybersecurity risk management program is integrated into our overall enterprise risk management program, using common methodologies, reporting channels and governance processes that apply to other risks managed by our organization, including operational, financial and strategic risks, as well as applicable legal and regulatory risks. As part of our cybersecurity risk management program, we have a designated in-house team principally responsible for managing cybersecurity risk assessment processes, security controls and response to cybersecurity incidents or intrusions. We have also engaged third-party consultants to conduct penetration testing and risk assessments.

Our internal cybersecurity governance program is led by our Director of Information Technology, with support from the internal information technology department, who reports to our Chief Financial Officer. The Director of Information Technology and her team are responsible for leading cybersecurity strategy, policy, standards, architecture, and processes within our organization. In addition, our cybersecurity incident response team is responsible for responding to cybersecurity incidents. This team continuously identifies potential cyber vulnerabilities and opportunities for improvement, including yearly security training for all employees. This team also continuously evaluates and implements technological enhancements as part of our cybersecurity systems. Progress and developments in our cybersecurity governance program are regularly communicated to our executive team. The Board, as part of its oversight process, receives regular updates, including quarterly updates, on the status of our cybersecurity governance program, including new or developing initiatives and any cybersecurity incidents that have occurred.

In addition, our internal audit function, in conjunction with third-party experts, plays a key role in reviewing and assessing our cybersecurity technologies, controls and procedures.

Human Capital

We view our employees as a critical asset and actively recruit qualified individuals regardless of gender or ethnic background. Our human capital management focuses on attracting, developing and retaining a skilled workforce, maintaining a safe working environment, and promoting equal employment opportunity. We evaluate employees based on skills, experience and performance and seek to foster an inclusive and respectful workplace.

We also engage independent contractors and consultants with expertise in land, technical, regulatory and other disciplines to support our operations. In addition, we invest in the learning and development of our employees and seek to identify and provide individuals who demonstrate strong performance with opportunities and training to advance within the organization.

Community Engagement

We strive to make a positive impact and improve the communities where our employees live and work. As part of our corporate responsibility, we form partnerships with organizations that give back to our communities, including the American Heart Association, United Way, Allied Arts and Children’s Hospital of Oklahoma City.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to directors and employees, including the Chief Business Officer, Chief Financial Officer, Chief Operating Officer, controller and persons performing similar functions. The Code of Business Conduct and Ethics covers various topics including, but not limited to, conflicts of interest, fair dealing, equal employment opportunity and harassment, confidentiality, human rights, non-discrimination, freedom of association, anti-corruption, political contributions, compliance procedures and employee complaint procedures.

A copy of our Code of Business Conduct and Ethics is available on our website at http://ir.mammothenergy.com/corporate-governance.cfm. We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K regarding any future amendment to, or waiver from, a provision of the Code of Business Conduct and Ethics by posting such information on our website at the address specified above.

Vendor Code of Conduct

We are committed to ethical and lawful behavior, and to acting professionally and fairly in all business dealings and relationships. We also recognize that the activities of our vendors may influence our reputation and relationship of trust with our customers and employees and, therefore, expect our vendors to maintain the highest ethical and legal standards.

Audit Committee Report

The audit committee is responsible for providing independent, objective oversight for the integrity of the Company’s financial reporting process and internal control system. Other primary responsibilities of the audit committee include the review, oversight and appraisal of the qualifications, independence and audit performance of the Company’s independent registered public accounting firm and providing an open venue for communication among the independent registered public accounting firm, financial and senior management and the Board of the Company. A more detailed description of the responsibilities of the audit committee is set forth in its written charter, which is posted on our website at www.mammothenergy.com. The following report summarizes certain of the audit committee’s activities with respect to its responsibilities during 2025.

Controls and Procedures. Management has established and maintains a system of disclosure controls and procedures designed to provide reasonable assurance that information required to be disclosed by the Company in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and includes controls and procedures designed to provide reasonable assurance that information required to be disclosed by us in those reports is accumulated and communicated to our management, including our Chief Business Officer, Chief Financial Officer and Chief Operating Officer as appropriate, to allow timely decisions regarding required disclosure. As of December 31, 2025, management conducted an evaluation of our disclosure controls and procedures. Based on this evaluation, our Chief Business Officer, Chief Financial Officer and Chief Operating Officer concluded that our disclosure controls and procedures are effective to provide reasonable assurance that the information required to be disclosed by us in the reports we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. The audit committee discussed with management and Deloitte & Touche LLP, independent auditors for the Company for the year ended December 31, 2025, the quality and adequacy of the Company’s disclosure controls and procedures.

Management has also established and maintains a system of internal controls over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act. These internal controls are designed to provide reasonable assurance that the reported financial information is presented fairly, that disclosures are adequate and that the judgments inherent in the preparation of financial statements are reasonable. Management conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on management’s evaluation under the framework in Internal Control-Integrated Framework, management did not identify any material weaknesses in our internal control over financial reporting and concluded that our internal control over financial reporting was effective as of December 31, 2025, as discussed in more detail in Management’s Report on Internal Control Over Financial Reporting, which was included in our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 6, 2026. The audit committee reviewed and discussed with management the Company’s audited financial statements. The audit committee also reviewed and discussed with management and Deloitte & Touche LLP the Company’s system of internal control over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

Discussions with Independent Auditing Firm. The audit committee has discussed with Deloitte & Touche LLP, independent auditors for the Company for the year ended December 31, 2025, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board. The audit committee has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and has discussed with that firm its independence from the Company.

Recommendation to the Board. Based on its review and discussions noted above, the audit committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.

THE AUDIT COMMITTEE

Mark Plaumann, Chairman
Corey Booker
James Palm

Executive Officers

The following sets forth the name, age, position and biographical information of each individual who is currently serving as our executive officer or had served in such role during 2025.

Name	Age	Position
Paul Jacobi	59	Chief Business Officer and Director
Phil Lancaster	68	Former Chief Executive Officer and Director
Bernard Lancaster	37	Chief Operating Officer
Mark Layton	51	Chief Financial Officer and Secretary

Paul Jacobi. Paul Jacobi has served as a director of the Company since July 2020 and has served as the Company’s Chief Business Officer since July 2025. Since 1996, Mr. Jacobi has served in various positions at Wexford, and is currently a managing director responsible for Wexford’s private equity energy investments. From 1995 to 1996, Mr. Jacobi worked for Moody’s Investors Services as an analyst covering the investment banking and asset management industries. From 1993 to 1995, Mr. Jacobi was employed by Kidder Peabody & Co. as a senior financial analyst in the investment banking group. From 1988 to 1993, Mr. Jacobi worked for KPMG Peat Marwick as an audit manager in the financial services practice. Since July 2019, Mr. Jacobi has served as a director of Mako Mining Corp, a public gold mining, development and exploration company. Mr. Jacobi also has been a director of Grizzly Oil Sands ULC, a private oil sands development company, since December 2016. Mr. Jacobi holds a Bachelor of Science degree in accounting from Villanova University and is a Certified Public Accountant.

Phil Lancaster. Phil Lancaster served as our Chief Executive Officer from January 1, 2025 through June 30, 2025. Prior to that time, Mr. P. Lancaster served as our Vice President of Corporate Development. Mr. P.  Lancaster has over 20 years of experience in the energy industry and has served as a director of the Company since July 2025. Mr. P. Lancaster currently serves as a Vice President of Peak Utility Services Group, Inc. Mr. P. Lancaster also served as interim President of Cobra Acquisitions LLC a subsidiary of the Company, and previously served as interim President of Higher Power Electrical LLC and 5 Star Electric LLC, from June 2019 to November 2019. Prior to these positions, Mr. P. Lancaster served as President of Mammoth Energy Partners LP from 2014 to 2015, as Chief Executive Officer of Redback Energy Services LLC from 2011 to 2015 and as Chief Executive Officer of Great White Energy Services, Inc. from 2006 to 2010, each an oil field services company. From 2010 to 2011, Mr. P. Lancaster was a consultant to Wexford Capital LP in connection with energy-related investments. Mr. P. Lancaster previously served on the boards of directors of two public companies, Bronco Drilling Company, Inc., a drilling company, from August 2005 until July 2006, and Gulfport Energy Corporation, an exploration and production company, from February 2006 until August 2006. Mr. P. Lancaster received a Bachelor of Science degree from the David Lipscomb College. As part of the transaction with Peak described above, Mr. P. Lancaster, became an employee of Peak on July 1, 2025.

Bernard Lancaster. Bernard Lancaster has served as our Chief Operating Officer since July 1, 2025. Mr. B. Lancaster has worked for various Mammoth subsidiaries for over 11 years. Prior to his appointment as Chief Operating Officer, Mr.B.  Lancaster served as our Vice President of Operations. Mr. B. Lancaster also served as Operations Manager for Stingray Energy Services LLC while assisting with projects for Lion Power Services LLC and Higher Power Electrical LLC from June 2019 to December 2024. Previously, Mr. B. Lancaster served as Vice President of Redback Energy Services LLC from August 2013 to July 2014 and again from August 2015 to May 2019. From August 2014 to July 2015, Mr. B. Lancaster served as Chief Operating Officer of Redback Energy Services LLC, Redback Coil Tubing LLC and Redback Pumpdown LLC, which were subsidiaries of Mammoth. Earlier in his career, Mr. B. Lancaster served as HSE/DOT Manager for Redback Energy Services LLC from October 2011 to July 2013 and worked as a Quality Assurance Technician for Great White Pressure Pumping LLC and a Mud Motor Technician for Great White Directional Drilling LLC from May 2010 to July 2011. Mr. B. Lancaster holds a Bachelor of Business Administration in Finance from St. Edward’s University.

Mark Layton. Mark Layton has served as our Chief Financial Officer since our formation on June 3, 2016 and as our Secretary since our IPO on October 14, 2016. Mr. Layton served as the Chief Financial Officer of the general partner of Mammoth Partners from August 2014 until October 2016. Mr. Layton served as Chief Financial Officer of Stingray Pressure Pumping LLC, a subsidiary of the Company, from January 2014 to August 2014. Mr. Layton was employed from August 2011 through January 2014 by Archer Well Company Inc., an oilfield services company, where his last position was Director of Finance for North America. From September 2009 through August 2011, Mr. Layton was employed by Great White Energy Services, Inc., an oilfield services company, where his last position was Corporate Controller and Director of Financial Reporting. Mr. Layton served as Vice President of Finance of Crossroads Wireless, Inc., a wireless telecommunications service company, from May 2007 through September 2009. From April 2004 through May 2007, Mr. Layton served as the Director of Financial Reporting for Chickasaw Holding Company, a telecommunications service company. He began his career in public accounting with

Finley & Cook PLLC. Mr. Layton has a Bachelor of Science degree in Accounting from the University of Central Oklahoma. Mr. Layton is a Certified Public Accountant.

Executive Compensation

The Company qualifies as a “smaller reporting company,” as defined in Item 10(f)(1) of Regulation S-K, and has elected to rely in this proxy statement on scaled disclosure requirements for smaller reporting companies permitted by Regulation S-K.

Overview

The following sets forth an overview of our compensation program, including the objectives and rationale of each element of compensation, for each of our executive officers below, which we refer to in this proxy statement as our “named executive officers” or “NEOs.” We have also provided a description of the actions and decisions of the compensation committee of the Board, and of the Board, to the extent applicable, as they relate to our executive compensation decisions.

Named Executive Officer(1)	Position
Phil Lancaster	Former Chief Executive Officer and Director
Bernard Lancaster	Chief Operating Officer
Mark Layton	Chief Financial Officer and Secretary

(1)    During 2025, the Company did not have any additional named executive officers. Mr. P. Lancaster was a named executive officer from January 1, 2025 through June 30, 2025. Mr. B. Lancaster became a named executive officer effective July 1, 2025.

Executive Summary

Compensation Philosophy

The following sets forth a summary of our executive compensation philosophy:

•design competitive total compensation programs;
•motivate employees to deliver outstanding financial and operational performance;
•set compensation and incentive levels relevant to the market; and
•provide an enhanced portion of the total compensation to our NEOs in equity, with the equity component of executive compensation weighting more heavily than the cash component.

Elements of Compensation

	Element	Description	Purpose
Fixed	Base Salary	Delivered in cash and evaluated each year based on peer company and survey market data	Provide competitive cash compensation to attract and retain key executive talent
Variable	Annual Bonus	If awarded, delivered in cash based on the committee’s evaluation of company and individual performance	Motivate and reward our executives to achieve key short-term financial and operation objectives
	Long-term Incentives	Restricted stock units, which are periodically awarded and typically vest over a three- or four- year period	Reward creation of long-term stockholder value, encourage long-term retention of executives and align long-term interests of executive with stockholders

Operational and Financial Performance in 2025 and Recent Developments

•During 2025, completed four strategic divestitures to streamline our portfolio and reduce exposure to legacy oilfield services businesses.
•Sold all equity interests in infrastructure subsidiaries 5 Star, Higher Power and Python for an aggregate sales price of $108.7 million on April 11, 2025, which was approximately nine times trailing 12-month EBITDA.
•Sold all equipment previously used in our hydraulic fracturing services business for $15.0 million on June 16, 2025.
•Sold the assets related to our natural sand proppant operations at the Piranha Proppant LLC processing plant on September 15, 2025.
•Sold all equity interests of our engineering services business, Aquawolf, for approximately $30.0 million on December 2, 2025, which was approximately 17 times trailing 12-month net income.
•Sold the Ohio yard previously utilized in our discontinued well completion services segment, resulting in net cash proceeds of approximately $4.6 million on March 2, 2026.
•Increased our aviation portfolio to nine regional aircraft, two helicopters, 11 jet engines and 11 auxiliary power units as of March 6, 2026, reflecting selective investments in aviation‑related assets, including auxiliary power units acquired subsequent to year end.
•Net loss from continuing operations improved from $183.1 million in 2024 to $63.8 million in 2025, and Adjusted EBITDA from continuing operations improved from $(171.2) million in 2024 to $(17.4) million in 2025. See “Non‑GAAP Financial Measures” included in our most recent Annual Report on Form 10‑K for a discussion of Adjusted EBITDA from continuing operations, and Annex A to this proxy statement for a reconciliation of Adjusted EBITDA from continuing operations to net income (loss), the GAAP financial performance measure included in the Pay Versus Performance table.
•The Company maintains a Board‑authorized share repurchase program, approved on August 10, 2023, which permits the repurchase of up to the lesser of $55 million or 10 million shares of common stock and has no stated expiration date. During 2025, repurchase activity under the program was limited due to blackout periods and trading restrictions associated with merger and acquisition activity. Through May 6, 2026, the Company repurchased 187,668 shares. The Company expects to continue to evaluate share repurchases in 2026 as part of its overall capital allocation framework, subject to market conditions, liquidity considerations, and other capital needs.

Good Corporate Governance

What We Do	What We Don’t Do
Seek alignment of interests of our executive officers with those of our stockholders by providing a portion of compensation in the form of periodic grants of long-term equity awards in the form of restricted stock units, which typically vest over a three- or four-year period	No liberal share recycling in our equity incentive plan
Emphasize performance in any bonus award	No dividends or dividend equivalents payable on unvested equity awards under the 2024 Equity Incentive Plan submitted to stockholders for approval
Provide a competitive compensation package focused on retaining, motivating and incentivizing top executive talent	No guaranteed bonuses for NEOs
Review, on a regular basis, share utilization and dilution when granting equity awards	No written employment agreements for NEOs
Annual advisory “say-on-pay” vote	No severance agreements, except for change in control and death and disability provisions in our equity award agreements
Adopted a comprehensive executive incentive compensation clawback policy that allows for the recoupment and/or forfeiture of certain executive officer incentive compensation and complies with the Nasdaq listing rules and Rule 10D-1 under the Exchange Act	No repricing of underwater stock options
Engage an external, independent compensation advisor to conduct competitive benchmarking to align the Company’s compensation program with prevailing market practices	Limited perquisites for NEOs
Each member of our compensation committee meets the independence requirements under the Nasdaq listing rules and SEC rules	No tax gross-ups on perquisites
Require substantial stock ownership by our non-employee directors	No hedging of our securities by our NEOs or directors
Adopted a majority voting bylaw provision for uncontested director elections	No pledging of our securities by our NEOs or directors
Committed to identifying, correcting and preventing health, safety and environmental, or HSE, hazards that could adversely affect our employees, contractors, customers or the general public	No pension or supplemental executive retirement plans to our current executive officers (except for a our broad-based 401(k) plan)
Focused on enhancing sustainability of our operations and commitment to our community	No director overboarding

Determining Executive Compensation

Our Executive Compensation Policy

Our general compensation policy is guided by several key principles:

•designing competitive total compensation programs to enhance our ability to attract and retain knowledgeable and experienced senior management level employees;
•motivating employees to deliver outstanding financial performance and meet or exceed general and specific business, operational and individual objectives;
•setting compensation and incentive levels relevant to the market in which the employee provides service; and
•periodically using equity awards as a component of the total compensation to our named executive officers in equity (rather than cash), which, when granted, generally vest over a three- or four-year period, thus increasing an alignment of interests between our senior management level employees and our stockholders and retention of our top executive talent.

The Role of Our Compensation Committee

The compensation committee of the Board is primarily responsible for establishing, implementing and monitoring our compensation programs, including those applicable to our named executive officers. In particular, the compensation committee’s current role is to oversee, on behalf of the Board, our compensation and benefit plans and policies, review and approve incentive compensation and equity based plans (including establishing, reviewing and approving performance-based cash incentive bonuses and equity grants to our executive officers and directors, as may be applicable) and establish, review and approve annually all compensation decisions relating to our NEOs, including those with respect to employment arrangements, performance targets, severance arrangements, change in control provisions and any special supplemental benefits. The compensation committee takes action at least annually to address executive compensation programs, approve compensation levels, consider performance targets, review management performance and administer our equity-based and other compensation plans. The compensation committee operates in accordance with its charter, which sets forth the committee’s powers and responsibilities described in more detail under the heading “Committees of the Board of Directors.”

The Role of Our Compensation Consultant

In March 2025, our compensation committee engaged Meridian Compensation Partners, LLC, or Meridian, to conduct a compensation analysis of compensation practices for our named executive officers and to assist the compensation committee in establishing market place compensation levels for such executives for 2024 and 2025. Meridian was also engaged by the compensation committee to assess overall alignment for 2025 and inform 2026 compensation decisions. The compensation committee considered any potential conflicts of interest with the compensation consultant and determined that there were no such conflicts of interest. The committee will continue to monitor Meridian’s independence going forward.

The Role of Our Compensation Committee

Our compensation committee evaluates our NEOs based on the Company performance criteria described above. Their total compensation package is ultimately determined by the compensation committee based upon this evaluation and upon input from the compensation consultant, reflecting our NEOs performance, our Company performance, competitive industry practices and the terms of employment.

Our Peer Group and Survey Data

The compensation committee periodically reviews the compensation of our NEOs relative to a potential peer group utilized by the compensation committee, based on market information provided by our compensation consultant. The information provided by Meridian for 2025 compensation decisions made at the beginning of 2025 reflects compensation data from a peer group of 19 publicly traded companies in the oilfield services industry and the industrial/infrastructure industry, reflecting our unique composition at the time, and was generally consistent with the peer group used in 2024, with an adjustment to reflect changing circumstances in the industry, including acquisitions. In 2025, the Compensation Committee did not make changes to executive compensation levels as the Company underwent significant business reshaping through multiple divestitures. In February 2026, the Compensation Committee, with the assistance of Meridian, sought to refresh the prior year's peer group list and Meridian prepared a new list of potential peers that shared some characteristics with the Company and its business. The revised list was used to understand and evaluate how certain NEO’s total direct compensation compares with the total direct compensation provided to individuals in similar roles in these publicly-traded companies. Our compensation committee uses a combination of potential peer group proxy data and private company compensation survey data in determining the compensation for our NEOs. The committee does not target a specific level of compensation relative to the market data, however the committee does consider each element of each NEO’s compensation relative to the market median.

In addition to the private company compensation survey data, the following group was utilized as a data point by the compensation committee for compensation and performance decisions made at the beginning of 2026 and is set forth below:

Certain Selected Public Companies
Alta Equipment Group Inc.	EVI Industries, Inc.	NN, Inc.
Apogee Enterprises, Inc.	Gencor Industries, Inc.	Perma-Pipe International Holdings, Inc.
Astec Industries, Inc.	Hurco Companies, Inc.	Postal Realty Trust, Inc.
Autoscope Technologies Corporation	L.B. Foster Company	Titan Machinery Inc.
BlueLinx Holdings Inc.	Latham Group, Inc.
Broadwind, Inc.	Luxfer Holdings PLC

Decision Making Process

Our compensation committee determines, in connection with its review of the information provided by our compensation consultant and subject to the employment terms with our NEOs, the mix of compensation, both among short-term and long-

term compensation and cash and non-cash compensation, that it believes are appropriate for each of our named executive officers. In making compensation decisions with respect to each element of compensation, the compensation committee considers numerous factors, including:

•the individual’s particular background and circumstances, including training and prior relevant work experience;
•the individual’s role with us and the compensation paid to similar persons at peer group companies;
•the demand for individuals with the individual’s specific expertise and experience at the time of hire;
•achievement of individual and Company performance goals and other expectations relating to the position;
•comparison to other executives within the Company having similar levels of expertise and experience and the uniqueness of the individual’s industry skills;
•aligning the compensation of our executives with interests of our stockholder and stockholder value creation, as well as prior equity awards granted by the compensation committee to achieve that purpose; and
•aligning the compensation of our executives with the performance of the Company on both a short-term and long-term basis.

Terms of Employment

The following summarizes the material employment terms we have with our current and former named executive officers. We do not have written employment agreements with our named executive officers.

Phil Lancaster. In January 2025, we entered into an oral employment agreement with Phil Lancaster, our former Chief Executive Officer through June 30, 2025, providing for a base salary subject to increases from time to time by the Board or the compensation committee. Subject to Mr. P. Lancaster’s achievement of certain performance goals determined by the Board or the compensation committee, Mr. P. Lancaster was eligible to receive bonuses. He was also eligible to receive awards under our equity-based compensation plan. Mr. P. Lancaster was entitled to participate in any life and medical insurance plans and other similar plans that we establish from time to time for our executive employees. As previously discussed, Mr. P. Lancaster’s employment ended on June 30, 2025.

Bernard Lancaster. In July 2025, we entered into an oral employment agreement with Bernard Lancaster, our Chief Operating Officer, providing for a base salary subject to increases from time to time by the Board or the compensation committee. Subject to Mr. B. Lancaster’s achievement of certain performance goals to be determined by the Board or the compensation committee, Mr. B. Lancaster’s is eligible to receive bonuses. He may also receive awards under our equity-based compensation plan. Mr. B. Lancaster is entitled to participate in any life and medical insurance plans and other similar plans that we establish from time to time for our executive employees. Mr. B. Lancaster's employment with us is terminable by either party.

Mark Layton. In September 2014, we entered into an oral employment agreement with Mark Layton, our Chief Financial Officer, providing for a base salary subject to increases from time to time by the Board or the compensation committee. Subject to Mr. Layton’s achievement of certain performance goals to be determined by the Board or the compensation committee, Mr. Layton is eligible to receive bonuses. He may also receive awards under our equity-based compensation plan. Mr. Layton is entitled to participate in any life and medical insurance plans and other similar plans that we establish from time to time for our executive employees. Mr. Layton’s employment with us is terminable by either party.

Paul Jacobi. In July 2025, Mr. Jacobi became our Chief Business Officer. Mr. Jacobi does not have an employee relationship with the Company and, as such, does not receive a base salary or bonuses. He may receive awards under our equity-based compensation plan. Mr. Jacobi’s position with us is terminable by either party.

Elements of Compensation

Base Salary

We provide our employee NEOs and other employees with a base salary to provide a fixed amount of compensation for services during the fiscal year. Base salaries and any increases or decreases thereto are subjectively determined by the committee for each of the employee NEOs on an individual basis, taking into consideration the factors described above, including an assessment of individual contributions to Company performance, length of tenure, compensation levels for comparable positions, internal equities among positions.

NEO	2025 Base Salary	Change from 2024 Base Salary
Phil Lancaster(1)	$350,000	N/A
Bernard Lancaster(2)	$300,000	N/A
Mark Layton	$500,000	None
(1) Mr. P. Lancaster was not an NEO in 2024. In connection with his appointment as Chief Executive Officer on January 1, 2025, Mr. P. Lancaster’s base salary was increased to $350,000. While serving as Chief Executive Officer, Mr. P. Lancaster participated in a separate compensation arrangement pursuant to which he received a monthly cash bonus of $20,000. Mr. P. Lancaster's employment ended on June 30, 2025.
(2) Mr. B. Lancaster was not an NEO in 2024. In connection with his appointment as Chief Operating Officer on July 1, 2025, Mr. B. Lancaster’s base salary was increased to $300,000.

Annual Bonus

Annual bonuses are designed to incentivize individual performance and reward the achievement of Company’s long-term and short-term financial, operational and strategic goals that we believe drive stockholder value. Our annual bonus program supports our commitment to motivating our executives to deliver outstanding financial and operational performance. In determining the annual bonus, if any, for each NEO, the compensation committee reviews information provided by management with respect to Company performance. The compensation committee then considers Company and individual performance in the context of the information provided by its compensation consultant, and determines whether an annual bonus is to be awarded and, if so, the amount, in consideration of the total compensation each NEO will receive. In March 2026, the Compensation Committee approved and the Company paid a cash bonus of $25,000 to the Chief Operating Officer and $50,000 to the Chief Financial Officer, each relating to performance during fiscal year 2025.

Long-term Incentives

Our long-term incentive program is designed to provide incentive compensation linked to stockholder value. The compensation committee from time to time awards long-term incentive compensation in the form of restricted stock units under the 2024 Plan, described in more detail below. Prior to the 2024 Plan, long-term incentives were awarded under the 2016 Equity Incentive Plan. During 2025, no restricted stock units were awarded under the 2024 Plan. The restricted stock units are subject to time-based vesting. In determining grants of long-term incentives for the NEOs, the compensation committee reviews Company and individual performance as well as the NEO’s total compensation in light of the market information provided by its compensation consultant. The compensation committee did not grant any equity awards to the NEOs in 2025 and, to date, has not granted any equity awards to the NEOs in 2026.

Other Elements of Compensation

401(k) Plan

We have a retirement savings plan in which our named executive officers currently participate. The retirement plan is a tax qualified 401(k) plan that covers all eligible employees including the named executive officers. The Company makes discretionary matching contributions of up to 3% of employee’s compensation and may make discretionary contributions for eligible employees.

Termination and Change of Control Benefits

We do not have written employment agreements or change in control agreements with our Chief Business Officer, Chief Financial Officer and Chief Operating Officer, except that the terms of their respective restricted stock unit awards provide for the acceleration and vesting of such awards upon termination in connection with the change of control of the Company and upon such executive’s death or disability. For a description of our oral agreements with our NEOs, see “—Terms of

Employment” above. Additional information regarding termination and change of control benefits for our NEOs, see “Termination and Change of Control Benefits” below.

Perquisites and Other Personal Benefits

The Company provides certain limited perquisites and other personal benefits that we believe to be reasonable and consistent with our overall compensation program to better enable us to attract and retain competent executives for key positions. The committee considers and periodically reviews the levels of perquisites and other personal benefits in establishing the total compensation of our NEOs. During 2025, our NEOs received minimal perquisites that provide value to our business in the form of gym membership dues, vehicle tolls and 401(k) plan contributions.

Clawback Policy

Effective as of December 1, 2023, the Board adopted a comprehensive executive incentive compensation clawback policy that allows for the recoupment and/or forfeiture of certain executive officer incentive compensation and complies with the Nasdaq listing rules and Rule 10D-1 under the Exchange Act. Under the clawback policy, the Company will recoup any excess incentive-based compensation earned by an executive officer (including each of our NEOs), on or after October 2, 2023 and during a three fiscal year lookback period, in the event of a financial restatement if a lesser amount of incentive-based compensation would have been earned had such incentive-based compensation been determined based on the restated results. For purposes of the clawback policy, incentive-based compensation includes any compensation granted, earned or vested based in whole or in part on the Company’s attainment of a financial reporting measure.

Anti-Hedging and Anti-Pledging Policies

We have a policy prohibiting directors, executive officers and certain other designated employees from speculative trading in our securities, including hedging transactions, short selling, and trading in put options, call options, swaps or collars. In addition, we prohibit our directors and executive officers from holding our common stock in a margin account. To our knowledge, all such individuals are in compliance with the policy. Our policy is to also strongly discourage all other employees from engaging in hedging activities in our stock. Any such transaction requires notice and pre-approval, and will only be considered with a valid justification. Since the adoption of our anti-hedging policy in connection with our IPO in October 2016, we are not aware of any hedging activities by our employees. We also have a policy prohibiting our directors, executive officers and certain other designated employees from pledging our securities as collateral for a loan, except in certain limited circumstances upon obtaining prior approval from a compliance officer. No current NEOs or directors have any of our securities pledged as a collateral for a loan.

Equity Compensation Plan Information

The following table provides certain information with respect to our equity compensation plan, which was our only equity compensation plan in effect as of December 31, 2025.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plan approved by security holders
2024 Equity Incentive Plan	—	N/A	1,885,720
	—		1,885,720

Compensation Tables

SUMMARY COMPENSATION TABLE

    We qualify as a “smaller reporting company,” as defined in Item 10(f)(1) of Regulation S-K. The following table provides information concerning compensation of our employee named executive officers for the fiscal years ended December 31, 2025 and 2024. During 2025, we did not have any other executive officers or persons performing similar functions other than our Chief Business Officer which does not have an employee relationship with the Company and, as such, does not receive a base salary or bonuses.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
Phil Lancaster(2) Former Chief Executive Officer	2025	191,154	120,000	—	13,485(3)	324,639
Bernard Lancaster(4) Chief Operating Officer	2025	150,000	25,000	—	4,150(5)	179,150
Mark Layton Chief Financial Officer and Secretary	2025	500,000	50,000	—	10,385(6)	560,385
	2024	444,038	50,000	—	10,350	504,388

(1)The 2025 amount for Mr. P. Lancaster consists of a monthly bonus of $20,000. The 2025 amounts for Messrs. B. Lancaster and Layton consist of discretionary cash bonuses paid in March 2026. The 2024 amount for Mr. Layton consists of a discretionary cash bonus paid in March 2024 in recognition of his contribution towards collections of accounts receivable from PREPA during 2024.
(2)Mr. P. Lancaster resigned from his position as Chief Executive Officer of the Company effective June 30, 2025.
(3)This amount consists of (i) $8,985 in Company contributions to a 401(k) plan and (ii) an automobile allowance for Mr. P. Lancaster.
(4)Mr. B. Lancaster was promoted to the position of Chief Operating Officer effective July 1, 2025.
(5)This amount consists of Company contributions to a 401(k) plan for Mr. B. Lancaster.
(6)This amount consists of Company contributions to a 401(k) plan for Mr. Layton.

OUTSTANDING EQUITY AWARDS AT FISCAL 2025 YEAR-END

There were no equity awards outstanding for Messrs. P. Lancaster, B. Lancaster and Layton at December 31, 2025.

Termination and Change of Control Benefits

We do not have written employment agreements or change in control agreements with our Chief Business Officer, Chief Financial Officer and Chief Operating Officer. Upon termination for any reason, each of our NEOs would be entitled to receive all of his accrued and unpaid salary and any other compensation payable to such executive (including vacation and sick pay) with respect to services rendered through the termination date.

PAY VERSUS PERFORMANCE

The following table provides information concerning total compensation paid to our Principal Executive Officer (PEO), during the fiscal years ended December 31, 2025, 2024 and 2023. Total compensation and compensation actually paid is provided for our other named executive officer (NEO). We qualify as a smaller reporting company, as defined in Item 10(f)(1) of Regulation S-K. All information provided under the “Pay Versus Performance” heading will not be deemed to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(2)	Average Summary Compensation Table Total for Non-PEO NEO	Average Compensation Actually Paid to Non-PEO NEO(3)	Value of Fixed $100 Investment Based on Total Shareholder Return (“TSR”)	Net Income (Loss) ($ in thousands)
2025	$503,789	$503,789	$560,385	$560,385	$33.33	$4,597
2024	$780,350	$780,350	$504,388	$504,388	$54.05	$(207,326)
2023	$1,189,900	$1,986,150	$689,900	$996,150	$4.46	$(3,163)
(1)Mr. B. Lancaster is the Company’s current PEO and was appointed to this position on July 1, 2025. Mr. P. Lancaster served as the Company’s PEO from January 1, 2025 through June 30, 2025. Mr. Straehla served as the Company’s PEO for the fiscal year ended December 31, 2024 and December 31, 2023.
(2)The amounts disclosed reflect the adjustments listed in the tables below to the amounts reported in the Summary Compensation Table for PEO:

Year	Less: Grant Date Value of Equity Awards	Plus: Change in Value of Awards Granted During the Current Year	Plus: Vesting Date Value of Awards that Vested During the Year	Plus: Year-Over-Year Change in Fair Value of Unvested Awards	Plus: Change in Value of Awards Vesting During the Current Year	Total Adjustments
2025	$—	$—	$61,250	$—	$—	$61,250
2024	$—	$—	$—	$—	$—	$—
2023	$—	$—	$1,803,750	$—	$(1,007,500)	$796,250

(3)For each of the 2025, 2024 and 2023 fiscal years, Mr. Layton was the Company’s only non-PEO NEO. The amounts disclosed reflect the adjustments listed in the tables below to the amounts reported in the Summary Compensation Table for our Non-PEO NEO:

Year	Less: Grant Date Value of Equity Awards	Plus: Change in Value of Awards Granted During the Current Year	Plus: Vesting Date Value of Awards that Vested During the Year	Plus: Year-Over-Year Change in Fair Value of Unvested Awards	Plus: Change in Value of Awards Vesting During the Current Year	Total Adjustments
2025	$—	$—	$—	$—	$—	$—
2024	$—	$—	$—	$—	$—	$—
2023	$—	$—	$693,750	$—	$(387,500)	$306,250

Analysis of the Information Presented in the Pay Versus Performance Table

Our company has not historically utilized net income or net loss as a performance measure for our executive compensation program due to the capital intensive nature of our business. Instead, we consider Adjusted EBITDA from continuing operations to be a more meaningful performance measure when assessing the compensation of our named executive officers. Adjusted EBITDA from continuing operations is discussed under “Executive Compensation—Executive Summary—2025 Performance Highlights” above, and a reconciliation of this measure to net income (loss), the GAAP financial performance measure included in the Pay Versus Performance table, is provided in Annex A to this proxy statement. As a smaller reporting company, we are not required to include Adjusted EBITDA from continuing operations in the pay versus performance table.

From 2023 to 2024, our net loss increased and the Compensation Actually Paid to our PEO and Non-PEO NEO decreased between those years to correlate with the Company’s performance. From 2024 to 2025, our net income (loss) improved, including a change from a net loss to net income, while Compensation Actually Paid to our PEO decreased. This reflects compensation decisions made under the Company’s executive compensation program, which emphasizes operational performance measures, such as Adjusted EBITDA from continuing operations, and considers a range of performance and business factors rather than short‑term changes in GAAP net income. Compensation Actually Paid to our non‑PEO named executive officer remained relatively consistent over this period, reflecting a compensation structure designed to align aggregate pay outcomes with the Company’s overall performance. Further, our TSR decreased from 2023 to 2025 and the Compensation Actually Paid to our PEO and Non-PEO NEO also declined to correlate with the decrease in our TSR.

Compensation Actually Paid Versus Cumulative TSR
Compensation Actually Paid
$2,500,000
$2,000,000
$1,500,000
$1,000,000
$500,000
$—
Cumulative TSR
$60.00
$50.00
$40.00
$30.00
$20.00
$10.00
$—
12/31/23
12/31/24
12/31/25
PEO Compensation Actually Paid
Non-PEO NEO Compensation Actually Paid
Mammoth TSR

2025 DIRECTOR COMPENSATION

    The following table contains information with respect to 2025 compensation of our directors who served in such capacity during that year, except that the 2025 compensation of the director who was also our named PEO is disclosed in the 2025 Summary Compensation Table above.

Name	Board & Committee Retainer Fees	Stock Awards(1) ($)	All Other Compensation ($)	Total ($)
Arthur Amron	$55,000	$—	$—	$55,000
Corey Booker	65,000	—	—	65,000
Paul Jacobi	67,500	—	—	67,500
Phil Lancaster	25,000	—	—	25,000
James Palm	75,000	—	—	75,000
Mark Plaumann	30,000	—	—	30,000
Arthur Smith	50,000	—	—	50,000

Director Compensation

Our non-employee directors are entitled to receive an annual retainer in the amount of $50,000, plus an additional annual payment of $10,000 for the chairperson and $5,000 for each other member of the audit committee, with such amounts paid in quarterly installments. The Company may, in its discretion, grant equity awards to non‑employee directors under the 2024 Plan as part of their overall compensation. The timing and amount of any equity awards are not fixed. In prior periods, the Board has considered annual equity awards with a target value of $100,000, which, when granted, generally vest on the earlier of one year from the grant date or the next annual meeting of stockholders.

We provide liability insurance for our directors and officers. In addition, our certificate of incorporation sets forth limitations on our directors’ liability to our stockholders. Further, our amended bylaws contain indemnification and advancement of expenses provisions for the benefit of our directors and officers. We are also party to a customary indemnification agreement with each of our executive officers and directors.

The compensation committee has adopted stock ownership retention recommendations for our non-employee directors. These recommendations were adopted to encourage our non-employee directors to have a meaningful stake in the Company, which encourages a focus on our long-term success, aligns directors’ interests with the interests of our stockholders and further promotes our commitment to sound corporate governance. Under the stock ownership and retention recommendations, each of our non-employee directors must own an amount of our common stock equal in four times his annual cash compensation.

Stock Ownership

Holdings of Major Stockholders

The following table sets forth certain information regarding the beneficial ownership as of April 24, 2026 of shares of our common stock by each person or entity known to us to be a beneficial owner of 5% or more of our common stock.

MAJOR STOCKHOLDER TABLE

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percent of Class
Wexford Capital LP	22,096,068 (2)	46.8%
777 South Flagler Drive, Suite 602 East
West Palm Beach, FL 33401
Adage Capital Partners GP, L.L.C.	4,575,000 (3)	9.5%
200 Clarendon Street, 52nd Floor
Boston, MA 02116
(1)Beneficial ownership is determined in accordance with SEC rules. The percentage of shares beneficially owned is based on 48,170,647 shares of common stock outstanding as of April 24, 2026.
(2)Based on Schedule 13G/A and Form 4 filed jointly with the SEC on February 9, 2024 and March 14, 2024, respectively, by Wexford Capital LP (“Wexford”), Wexford GP LLC (“Wexford GP”), Charles E. Davidson (“Mr. Davidson”) and Joseph M. Jacobs (“Mr. Jacobs”) and internal records. Wexford GP is the general partner of Wexford. Mr. Davidson and Mr. Jacobs are the managing members of Wexford GP. Wexford, Wexford GP, Mr. Davidson and Mr. Jacobs have shared voting and dispositive power over 22,096,068 shares of common stock. Wexford may, by reason of its status as (i) sub-advisor of each of Wexford Spectrum Trading Limited (“WST”) and Wexford Catalyst Trading Limited (“WCT”), (ii) investment manager of Wexford Focused Trading Limited (“WFT”) and (iii) manager of MEH Sub LLC (“MEH”, and together with WST, WCT and WFT, the “Wexford Entities”), be deemed to own beneficially the securities of which the Wexford Entities possess beneficial ownership. Wexford GP may, as the General Partner of Wexford, be deemed to own beneficially the securities of which the Wexford Entities possess beneficial ownership. Each of Mr. Davidson and Mr. Jacobs may, by reason of his status as a controlling person of Wexford GP, be deemed to own beneficially the securities of which the Wexford Entities possess beneficial ownership. Each of Wexford, Wexford GP, Mr. Davidson and Mr. Jacobs share the power to vote and to dispose of the securities beneficially owned by the Wexford Entities. Each of Wexford, Wexford GP, Mr. Davidson and Mr. Jacobs disclaim beneficial ownership of the securities owned by the Wexford Entities except, in the case of Mr. Davidson and Mr. Jacobs, to the extent of any pecuniary interests therein.
(3)Based on Form 13F-HR filed with the SEC on February 17, 2026 by Adage Capital Partners GP, L.L.C.

Holdings of Officers and Directors

The following table sets forth certain information regarding the beneficial ownership as of April 24, 2026 of shares of our common stock by each of our directors, by each of our current named executive officer and by all directors and executive officers as a group:

Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percent of Class
Arthur Amron(2)	57,135	*
Corey Booker	125,488	*
Paul Jacobi(3)	27,856	*
Phil Lancaster	91,293	*
Mark Layton	418,985	*
James Palm	240,144	*
Directors and Named Executive Officers as a Group (6 persons)	960,901	2.0%
*Less than 1%
(1)Beneficial ownership is determined in accordance with SEC rules. In computing percentage ownership of each person, shares of common stock subject to any options or restricted stock units held by that person that are exercisable or vested as of April 24, 2026, or exercisable or vesting within 60 days of April 24, 2026, are deemed to be beneficially owned. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of each other person. The percentage of shares beneficially owned is based on 48,170,647 shares of common stock outstanding as of April 24, 2026. Unless otherwise indicated, all amounts exclude shares issuable upon the exercise of outstanding options and the vesting of restricted stock units that are not exercisable and/or vested as of April 24, 2026 or within 60 days of April 24, 2026. Except as otherwise noted, each stockholder in the table above is believed to have sole voting and sole investment power with respect to the common stock beneficially held.
(2)Excludes 183,833 shares of common stock which were assigned to Wexford under the terms of Mr. Amron’s employment with Wexford prior to his retirement from Wexford on December 31, 2023. As a result, Mr. Amron disclaims beneficial ownership of these shares of common stock and restricted stock units, except to the extent of any pecuniary interest therein.
(3)Excludes 182,070 shares of common stock which were assigned to Wexford under the terms of Mr. Jacobi’s employment with Wexford. As a result, Mr. Jacobi disclaims beneficial ownership of these shares of common stock and restricted stock units, except to the extent of any pecuniary interest therein. Beginning on January 1, 2025, Mr. Jacobi receives compensation earned in his capacity as a member of the Board.

Certain Relationships and Related Party Transactions

Review and Approval of Related Party Transactions

The audit committee, as provided in its charter, reviews and approves related party transactions that the Company would be required to disclose in the proxy statement under the applicable rules and regulations of the Securities and Exchange Commission. The Company does not have a formal set of standards to be substantively applied to each transaction reviewed by the audit committee. Instead of a formalized policy, related party transactions are reviewed and judgment is applied to determine whether such transactions are in the best interests of the Company. Further, the Company’s Code of Business Conduct and Ethics governs various compliance areas, including conflicts of interest and fair dealings, which are considered in the process of the review and approval of related party transactions.

The Company’s policy is that all of its employees and directors, as well as their family members, must avoid any activity that is or has the appearance of conflicting with the Company’s business interest. This policy is included in the Company’s Code of Business Conduct and Ethics posted on its website. Each director and executive officer is instructed to always inform the designated compliance officer when confronted with any situation that may be perceived as a conflict of interest. Only the Board or a committee consisting solely of independent directors may grant waivers of the provisions of the Code of Business Conduct and Ethics for the Company’s executive officers and directors. In addition, at least annually, each director and executive officer completes a detailed questionnaire specifying any business relationship that may give rise to a conflict of interest.

Further, under the audit committee charter, the audit committee is responsible for reviewing and monitoring compliance with our Code of Business Conduct and Ethics and recommending any warranted changes to the Board. In addition, the Board and, pursuant to its written charter, the audit committee, reviews and approves certain relationships and transactions in which the Company and its directors, director nominees and executive officers and their immediate family members, as well as holders of more than 5% of any class of our voting securities and their family members, have a direct or indirect material interest. The Board and the audit committee approve only those transactions that, in light of known circumstances, are consistent, or are not inconsistent with, the Company’s best interests, as they determine in the good faith exercise of their discretion.

Joint Venture

On December 21, 2018, Cobra Aviation Services, LLC, or Cobra Aviation, a variable interest entity of a wholly owned subsidiary of Mammoth, formed a joint venture with Wexford Partners Investment Co. LLC, or Wexford Investments, an entity controlled by Wexford (of which Mr. Jacobi, one of our directors, is an employee), named Brim Acquisitions to acquire all outstanding equity interests in Brim Equipment. Cobra Aviation owns a 49% economic interest and Wexford Investment owns a 51% economic interest in Brim Acquisitions, and each member contributed its pro rata portion of Brim Acquisitions’ initial capital of $2.0 million. Cobra Aviation and Leopard each lease one helicopter to Brim Equipment under the terms of aircraft lease and management agreements. For the year ended December 31, 2025, we recognized revenue of $0.2 million and, as of December 31, 2025, Brim Equipment owed us $0.1 million for such services.

Other Agreements with Affiliates

Our subsidiary Great White Sand Tiger Lodging, LTD provides accommodation services for Grizzly Oil Sands ULC, or Grizzly Oil Sands, an affiliate of Wexford. For the year ended December 31, 2025, we recognized revenue of $1.3 million for such services and, as of December 31, 2025, there were $0.3 million receivables outstanding.
We and certain of our subsidiaries rent office and equipment yard space from Caliber Investment Group LLC, an affiliate of Wexford. During the year ended December 31, 2025, we incurred costs related to these leases of $0.3 million and, as of December 31, 2025, there were no payables outstanding.
Bernard Lancaster, our Chief Operating Officer, is the son of Phil Lancaster, our former Chief Executive Officer and a member of our Board of Directors. Prior to his appointment as Chief Operating Officer in July 2025, Mr. B. Lancaster was employed by the Company as Vice President of Operations. For the period prior to becoming a named executive officer, the Company paid him aggregate compensation of approximately $0.1 million in salary and benefits for such services.
On February 23, 2026, Mammoth Energy Partners LLC, a subsidiary of the Company, entered into a sublease agreement with El Toro Resources LLC, an entity controlled by Wexford and a related party of the Company. The agreement was subject to approval by Mammoth Energy Partners LLC's landlord, which approval was obtained on March 16, 2026. The sublease relates to office space located at 14201 Caliber Drive, Suite 200, Oklahoma City, Oklahoma. The sublease begins on June 1, 2026 and extends through May 31, 2027, with an option to extend through April 30, 2028. The aggregate minimum lease payments under the agreement are approximately $0.2 million.

Proposal to Approve, on an Advisory Basis, the Company’s Executive Compensation

(Item 2 on the Proxy Card)

What am I voting on?

In accordance with Section 14A of the Exchange Act, the Board is providing our stockholders with a non-binding advisory vote on the Company’s executive compensation as reported in this proxy statement, or “say on pay” vote. The Company’s stockholders are being asked to vote on the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative executive compensation discussion, is hereby approved.”

We provide an annual “say on pay” vote to our stockholders. This vote is advisory, which means that the vote on executive compensation is not binding on the Company, the Board or the compensation committee. While the vote on executive compensation is solely advisory in nature, the Board and the compensation committee will review and consider the “say on pay” voting results when making future decisions regarding our executive compensation program.

Stockholders are encouraged to carefully review the executive compensation section and related executive compensation tables included in this proxy statement, which provide details with respect to the Company’s compensation policy and compensation arrangements which the Company believes are appropriate and reasonably consistent with market practice and with the long-term interests of the Company and its stockholders. In furtherance of the Company’s goals and objectives, the compensation committee, among other things, ensures that the Company’s executive compensation arrangements (i) align our executive’s interests with those of our stockholders, (ii) include long-term vesting provisions in the awards of restricted stock units granted periodically to our NEOs to encourage their retention and continued focus on long-term performance, (iii) do not incentivize executives to take unnecessary risks and (iv) do not include excessive change in control provisions. The compensation committee further believes that our other compensation policies and practices, such as our policy prohibiting pledging or hedging of our stock by our executive officers and directors, as well as the lack of significant perquisites and absence of pension or supplemental retirement benefits, aside from those afforded under our broad-based 401(k) plan, for our executive officers are consistent with prudent compensation philosophy and the interests of our stockholders.

What vote is required to approve this proposal?

This proposal requires the affirmative “FOR” vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. Only votes “FOR” or “AGAINST” this proposal will be counted as votes cast and abstentions and broker non-votes will not be counted for voting purposes.

What does the Board recommend?

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPANY’S EXECUTIVE COMPENSATION AS REPORTED IN THIS PROXY STATEMENT.

Proposal to Approve, on Advisory Basis, the Frequency of Advisory Stockholder Vote on the Company’s Executive Compensation

(Item 3 on the Proxy Card)

What am I voting on?

In accordance with Section 14A of the Exchange Act, the Board is also providing our stockholders with a non-binding advisory vote on whether future advisory votes on executive compensation of the nature reflected in Proposal 3 should be held every year, every two years or every three years. While this vote is non-binding and solely advisory in nature, the Board and the compensation committee will carefully review and consider the voting results when determining the frequency of future advisory votes on executive compensation.

The Board believes that a frequency of “every year” for the advisory vote on executive compensation is an appropriate interval for conducting and responding to a “say on pay” vote. An annual approach provides regular input by stockholders and allows the Company to evaluate the effects of such input on executive compensation on a consistent basis.

The enclosed proxy card gives stockholders four choices for voting on this item. Stockholders can choose whether the advisory vote on executive compensation should be conducted every year, every two years or every three years. Stockholders may also abstain from voting on this item. Stockholders are not voting to approve or disapprove the Board’s recommendation on this item.

What vote is required to approve this proposal?

With respect to this proposal, stockholders will be able to choose among four options, namely whether future stockholder votes to approve executive compensation should occur every year, every two years or every three years, or whether the stockholder abstains from voting. The affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote thereon, in favor of one of the voting options contemplated by this proposal is required to approve, on an advisory basis, this proposal. If one of the voting options is not adopted by the required vote of the stockholders, the Board will evaluate the votes cast for each of the voting options and will deem the voting option receiving the greatest number of votes to be the voting option approved by the stockholders.

Only votes in favor of one of the voting options contemplated by this proposal will be counted as votes cast and abstentions and broker non-votes will not be counted for voting purposes.

What does the Board recommend?

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE OPTION OF “EVERY YEAR” FOR FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION.

Proposal to Ratify the Appointment of Our Independent Registered Public Accounting Firm

(Item 4 on the Proxy Card)

Change in Accounting Firm

On May 13, 2026, the audit committee approved the appointment of Carr, Riggs & Ingram, L.L.C. (“CRI”) as our independent registered public accounting firm and dismissed our prior independent registered public accounting firm Deloitte & Touche LLP (“Deloitte”).

During the Company’s most recent fiscal year ended December 31, 2025 and for the subsequent interim period through May 13, 2026, neither the Company nor anyone on its behalf consulted CRI regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the consolidated financial statements of the Company, in connection with which neither a written report nor oral advice was provided to the Company that CRI concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-K or a reportable event as described in Item 304(a)(1)(v) of Regulation S-K.

During the Company’s most recent fiscal years ended December 31, 2025 and during the subsequent interim period from January 1, 2026 through May 13, 2026, (i) there were no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures that, if not resolved to Deloitte's satisfaction, would have caused Deloitte to make reference to the subject matter of the disagreement in connection with its reports and (ii) there were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K.

We provided Deloitte and CRI with a copy of the disclosures set forth above.

What am I voting on?

You are voting on a proposal to ratify the appointment of CRI as our independent auditors for fiscal year 2026. The audit committee has appointed CRI to serve as independent auditors.

What services do the independent auditors provide?

Audit services of Deloitte for fiscal 2025 included an audit of our consolidated financial statements and services related to periodic filings made with the SEC. Additionally, Deloitte provided certain services related to the consolidated quarterly reports and annual and other periodic reports, registration statements and comfort letters and other services as described below.

Change in Accounting Firm

CRI was appointed as the Company's independent registered public accounting firm on May 13, 2026. Deloitte was appointed as the Company’s independent registered public accounting firm beginning in fiscal year 2025. Grant Thornton LLP served as the Company’s independent registered public accounting firm for fiscal year 2024.

How much were the independent auditors paid in 2025 and 2024?

The following table summarizes the fees billed to the Company by Grant Thornton LLP for fiscal year 2024 and by Deloitte for fiscal year 2025 for audit, audit‑related, tax, and other professional services (in millions).

Fiscal Year	Audit Firm	Audit Fees(1)	Audit‑Related Fees(2)	Tax Fees(3)	All Other Fees(4)	Total
2025	Deloitte & Touche LLP	$1.2	$—	$—	$—	$1.2
2024	Grant Thornton LLP	1.6	0	0	0	1.6
(1) Audit Fees consist of fees for audit services, which relate to the fiscal year consolidated audit, quarterly reviews, statutory audits, registration statements and comfort letters.
(2) Audit-Related Fees consist of fees for audit-related services.
(3) Tax fees consist of fees billed for professional services rendered for tax compliance.
(4) All Other Fees consist of fees for all other services

Does the audit committee approve the services provided by our independent registered public accounting firm?

It is our audit committee’s policy to pre-approve all audit, audit related and permissible non-audit services rendered to us by our independent auditor. Consistent with such policy, all of the fees listed above that we incurred for services rendered by CRI were pre-approved by our audit committee.

Will a representative of CRI be present at the meeting?

Yes, one or more representatives of CRI will be present at the meeting. The representatives will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions from the stockholders.

What vote is required to approve this proposal?

Stockholder ratification of the appointment of our independent auditors is not required by the Company’s amended bylaws or otherwise. However, we are submitting this proposal to the stockholders as a matter of good corporate practice. Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal. If the appointment of CRI is not ratified, the audit committee will reconsider the appointment. Even if the appointment is ratified, the audit committee in its discretion may direct the appointment of a different independent audit firm at any time during the year if it is determined that such change would be in best interests of the Company and its stockholders.

Has CRI always served as Mammoth’s independent auditors?

CRI has served as our independent auditors since May 13, 2026.

What does the Board recommend?

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF CRI AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE YEAR 2026.

Solicitation by Board; Expenses of Solicitation

The Board has sent you this proxy statement. Our directors, officers and employees may solicit proxies by mail, by telephone or in person. Those persons will receive no additional compensation for any solicitation activities. We will request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation materials to the beneficial owners of common stock held of record by those entities, and we will, upon the request of those record holders, reimburse reasonable forwarding expenses. We will pay the costs of preparing, printing, assembling and mailing the proxy material used in the solicitation of proxies.

Submission of Future Stockholder Proposals

Under SEC rules, a stockholder who intends to present a proposal, other than director nominations, at the 2027 Annual Meeting of Stockholders and who wishes the proposal to be included in the proxy statement for that meeting must submit the proposal in writing to our Corporate Secretary. The proposal must be received no later than December 29, 2026.

Stockholders who wish to propose a matter for action at the 2027 Annual Meeting, including the nomination of directors, but who do not wish to have the proposal or nomination included in the proxy statement, must notify the Company in writing of the information required by the provisions of our amended bylaws dealing with stockholder proposals. The notice must be delivered to our Corporate Secretary between February 11, 2027 and March 13, 2027. You can obtain a copy of our amended bylaws by writing the Corporate Secretary at the address below.

In addition, to satisfying the foregoing requirements under our bylaws and comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 12, 2027.

All written proposals should be directed to Corporate Secretary, Mammoth Energy Services, Inc., 14201 Caliber Drive Suite 300, Oklahoma City, Oklahoma, 73134.

The Board is responsible for selecting and recommending director candidates and will consider nominees recommended by stockholders. If you wish to have the Board consider a nominee for director, you must send a written notice to our Corporate Secretary at the address provided above and include the information required by our amended bylaws and discussed on page 4 of this proxy statement.

Availability of Annual Report on Form 10-K

SEC rules require us to provide an Annual Report to stockholders who receive this proxy statement. Additional copies of our Annual Report for the fiscal year ended December 31, 2025, including the financial statements and the financial statement schedules, are available without charge to stockholders upon written request to Corporate Secretary, Mammoth Energy Services, Inc., 14201 Caliber Drive Suite 300, Oklahoma City, Oklahoma 73134 or via the Internet at www.mammothenergy.com. We will furnish the exhibits to our Annual Report on Form 10-K upon payment of our copying and mailing expenses.

Householding

The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces our mailing and printing expenses.

If you would like to receive your own set of the annual report and proxy statement this year or in future years, follow the instructions described below and we will promptly send a separate copy of the annual report and proxy statement to you. Similarly, if you share an address with another Mammoth stockholder and together both of you would like to receive in the future only a single annual report and proxy statement, follow these instructions:

•If your shares of our common stock are registered in your own name, please contact our transfer agent, Computershare Trust Company, N.A., and inform them of your request by calling their toll-free number: (800) 962-4284 or by mail: Computershare Trust Company, N.A., 250 Royall Street, Canton, MA 02021.
•If a broker or other nominee holds your shares, please contact your broker or nominee.

Other Matters

The Board does not intend to present any other items of business other than those stated in the Notice of Annual Meeting of Stockholders. If other matters are properly brought before the meeting, the persons named as your proxies will vote the shares represented by it in accordance with their best judgment. Discretionary authority to vote on other matters is included in the proxy.

Forward-Looking Statements

This proxy statement contains forward-looking statements. All statements contained in this proxy statement other than statements of historical fact, including any statements regarding our future results of operations and financial position, our business strategy and plans and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives and liquidity. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in our Annual Report on Form 10-K for the year ended December 31, 2025 and subsequent filings we make with the SEC, including those to be filed by us before the date of our Annual Meeting. Moreover, we operate in very competitive and rapidly changing industries. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results or to differ materially from those discussed in any of our forward-looking statements. In addition, some of our sustainability goals, in particular those related to environmental matters, are based on our current expectations that may turn out to be inaccurate. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this proxy statement may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. We undertake no obligation to revise or publicly update these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

Annex A
Mammoth Energy Services, Inc.
Non-GAAP Financial Measures

Adjusted EBITDA from Continuing Operations

    Adjusted EBITDA from continuing operations is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. We define Adjusted EBITDA from continuing operations as net income (loss) before net income (loss) from discontinued operations, net of income taxes, depreciation, depletion, amortization and accretion, gains on disposal of assets, net, impairment of goodwill, stock based compensation, interest expense and financing charges, net, other expense (income), net (which is comprised of interest on trade accounts receivable and certain legal expenses) and (benefit) provision for income taxes, further adjusted to add back interest on trade accounts receivable. We exclude the items listed above from net income (loss) in arriving at Adjusted EBITDA from continuing operations because these amounts can vary substantially from company to company within our industries depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA from continuing operations should not be considered as an alternative to, or more meaningful than, net loss from continuing operations or cash flows from operating activities as determined in accordance with GAAP or as an indicator of our operating performance or liquidity. Certain items excluded from Adjusted EBITDA from continuing operations are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDA from continuing operations. Our computations of Adjusted EBITDA from continuing operations may not be comparable to other similarly titled measures of other companies. We believe that Adjusted EBITDA from continuing operations is a widely followed measure of operating performance and may also be used by investors to measure our ability to meet debt service requirements.

    The following tables provide a reconciliation of Adjusted EBITDA from continuing operations to net income (loss), which is the GAAP financial performance measure included in the Pay Versus Performance table for the periods in which Adjusted EBITDA from continuing operations is presented (in thousands).

Consolidated

	Years Ended December 31,
Reconciliation of net income (loss) to Adjusted EBITDA from continuing operations:	2025	2024
Net income (loss)	4,597	(207,326)
Net income (loss) from discontinued operations, net of income taxes	(68,353)	24,214
Depreciation, depletion, amortization and accretion	10,292	11,715
Gains on disposal of assets, net	(2,371)	(2,762)
Impairment of long-lived assets	31,669	—
Stock based compensation	412	875
Interest expense and financing charges, net	(1,670)	9,497
Other expense, net	3,906	64,564
(Benefit) provision for income taxes	4,087	(11,306)
Interest on trade accounts receivable	—	(60,686)
Adjusted EBITDA from continuing operations(1)	$(17,431)	$(171,215)

(1) Adjusted EBITDA from continuing operations was not used as a performance measure for executive compensation in 2023 as a result of the Company’s discontinued operations in 2025. Accordingly, a reconciliation of Adjusted EBITDA from continuing operations to net income (loss) is not provided for that period.

MAMMOTH ENERGY SERVICES INC.

VOTE

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2026 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals – The Board of Directors recommends a vote FOR all nominees listed in Proposal 1, FOR Proposals 2 and 4 and every ONE YEAR for Proposal 3.

1. Election of Directors:

	For	Against	Abstain
01 - Arthur Amron	☐	☐	☐
02 - Corey Booker	☐	☐	☐
03 - Paul Jacobi	☐	☐	☐
04 - Phil Lancaster	☐	☐	☐
05 - James Palm	☐	☐	☐
06 - Mark Plaumann	☐	☐	☐

	1 YR	2 YRS	3 YRS	Abstain
3. To approve, on an advisory basis, the frequency of holding an advisory vote on the compensation paid to the Company's named executive officers	☐	☐	☐	☐

B Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /		

1 U P X

04AG7B

2026 Annual Meeting Admission Ticket

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders of Mammoth Energy Services, Inc.
To Be Held on June 25, 2026
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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Mammoth Energy Services, Inc.

Notice of 2026 Annual Meeting of Stockholders

Proxy Solicited by the Board of Directors of Mammoth Energy Services, Inc.

The undersigned hereby appoints Mark Layton and Bernard Lancaster (together, the "Proxies"), or any of them, each with the full power of substitution, as proxies to represent and vote the shares that the undersigned is entitled to vote, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Mammoth Energy Services, Inc. to be held on June 25, 2026 or at any postponement or adjournment thereof. The undersigned hereby revokes all prior proxies for said meeting.

Shares represented by this proxy will be voted in the manner directed herein by the undersigned stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR each nominee to the Board of Directors listed in Proposal 1, FOR Proposals 2 and 4, and every ONE YEAR for Proposal 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C **Non-Voting Items**

Change of Address – Please print new address below.

Comments – Please print your comments below.